Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

USD 140,000,000 TERM LOAN

EUR 45,000,000 TERM LOAN

USD 180,000,000 REVOLVING LOAN

EUR 90,000,000 REVOLVING LOAN

DATED AS OF SEPTEMBER 7, 2010

by and between

DANFOSS A/S,

as Lender

and

SAUER-DANFOSS INC.,
as Borrower

i

	4.21.	Pari-Passu	24

5.	AFFIRMATIVE COVENANTS		24
	5.1.	Insurance	24
	5.2.	Financial Reports	24
	5.3.	Notices	25
	5.4.	Taxes	26
	5.5.	Existence	27
	5.6.	Compliance with Laws	27
	5.7.	Payment and Performance of Obligations	27
	5.8.	Inspection of Property, Books and Records	27
	5.9.	Use of Proceeds	28
	5.10.	Further Assurances	28

6.	NEGATIVE COVENANTS		28
	6.1.	Indebtedness	28
	6.2.	Liens	29
	6.3.	Contingent Obligations	30
	6.4.	Compliance with ERISA	31
	6.5.	Swap Agreements	31
	6.6.	Restricted Payments	31
	6.7.	Restrictive Agreements	32
	6.8.	Consolidations, Mergers and Sales of Assets	32
	6.9.	Purchase of Assets, Investments	32
	6.10.	Transactions with Affiliates	33
	6.11.	Modification of Organizational Documents	34

7.	CLOSING CONDITIONS		34
	7.1.	Loan Documents	34
	7.2.	Certified Copies of Organizational Documents	34
	7.3.	Corporate or Other Action	34
	7.4.	Incumbency Certificate	34
	7.5.	Closing Certificate	34
	7.6.	No Litigation	35
	7.7.	Consents and Approvals	35
	7.8.	Proceedings and Documents	35
	7.9.	Certificates of Good Standing	35
	7.10.	Initial Loan Request.	35

8.	CONDITIONS TO ALL BORROWINGS		35
	8.1.	Representations True; No Event of Default	35
	8.2.	No Legal Impediment	36
	8.3.	No Material Adverse Change	36

9.	DEFAULT		36
	9.1.	Events of Default	36
	9.2.	Acceleration and Suspension or Termination of Commitments	37

	9.3.	Default Rate of Interest and Suspension of LIBOR Loans	37
	9.4.	Setoff Rights	37

10.	ASSIGNABILITY		38
	10.1.	Assignments by Borrower	38
	10.2.	Assignments by Lender	38

11.	GENERAL PROVISIONS		38
	11.1.	Modification	38
	11.2.	Severability	39
	11.3.	Successors and Assigns	39
	11.4.	Controlling Provisions	39
	11.5.	Termination	39
	11.6.	Liability Prior to Termination	39
	11.7.	Waiver of Notice Omitted	40
	11.8.	Designated Person	40
	11.9.	Indemnification	40
	11.10.	No Third Party Beneficiaries	40
	11.11.	Acceptance by Lender	41
	11.12.	Prior Agreements; Interpretation	41
	11.13.	Notice	41
	11.14.	Section Titles, etc.	42
	11.15.	Waiver of Claims	42
	11.16.	Waiver by Borrower	42
	11.17.	Governing Law	43
	11.18.	Representation by Counsel	43
	11.19.	Waiver of Trial by Jury	43
	11.20.	Counterparts, Fax, PDF	44
	11.21.	Amendment and Restatement	44
	11.22.	Extension of Maturity Date of Revolving Loan	44

Schedules

Schedule 4.11(b)	Subsidiaries
Schedule 4.17(a)	Benefit Obligations in Excess of Plan Assets
Schedule 4.17(b)	Foreign Pension Plans
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens
Schedule 6.3	Contingent Obligations
Schedule 6.7	Restrictive Agreements
Schedule 6.9	Existing Investments

Exhibits

Exhibit A-1	Revolving Note (USD)
Exhibit A-2	Revolving Note (EUR)
Exhibit B-1	Term Note (USD)
Exhibit B-2	Term Note (EUR)
Exhibit C	Loan Request
Exhibit D	Incumbency Certificate
Exhibit E	Closing Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of September      , 2010 and is made by and between Danfoss A/S, a Danish corporation (“Lender”) and Sauer-Danfoss Inc., a Delaware corporation (“Borrower”).

RECITALS:

A.            In order to provide funds for, among other things, working capital and other general corporate purposes of Borrower, Borrower and Lender previously entered into that certain Credit Agreement dated as of November 9, 2009;

B.            Lender is willing to continue to make such credit facility available to Borrower for such purposes upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of any loan, advance, extension of credit and/or other financial accommodation at any time made by Lender to or for the benefit of Borrower, and of the promises set forth herein, the parties hereto agree as follows:

1.             DEFINITIONS AND TERMS

1.1.          Definitions.  In addition to terms defined elsewhere in this Agreement, the following words, terms and/or phrases shall have the meanings set forth thereafter.

“Advance”:  Any advance or disbursement of Loan proceeds pursuant to the terms of this Agreement.

“Affiliate”:  With respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement”:  This Amended and Restated Credit Agreement, together with all Modifications hereto or hereof.

“and/or”:  One or the other or both, or any one or more or all, of the things or Persons in connection with which the conjunction is used.

“Applicable Rate”:  With respect to (1) any Revolving Loan that is a Base Rate Loan, a rate equal to the sum of (A) Base Rate plus (B) 3.9% per annum, (2) any Revolving Loan that is a LIBOR Loan, a rate equal to the sum of (A) LIBOR Rate, as determined for the relevant Interest Period plus (B) 3.9% per annum and (3) any Term Loan in USD, a rate equal to 8% per annum and any Term Loan in EUR, a rate equal to 8.25% per annum.

“Applicable Time”:  Chicago, Illinois, time.

“Bankruptcy Code”:  The Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Base Rate”:  As of any date of determination, a fluctuating interest rate per annum as in effect from time to time equal to the greater of (i) the “Current Wall Street Journal Prime Rate” as it appears on the United States Prime Rate Website, www.wsjprimerate.us, and (ii) the LIBOR Rate for an Interest Period of 3 months; each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loan”:  Any Loan bearing interest calculated by reference to the Base Rate.

“Borrower”:  Sauer-Danfoss Inc.

“Business Day”:  Any day, other than a Saturday, Sunday, a day that is a legal holiday under the laws of Copenhagen, Denmark, or New York, New York, or any other day on which banking institutions located in Copenhagen, Denmark, or New York, New York, are authorized or required by Law or other governmental action to close and, in the case of a LIBOR Loan, any such day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by Lender in its sole discretion acting in good faith.

“Capital Lease”:  Any lease of any property (whether real, personal or mixed) by any Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock”:  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase or acquire any of the foregoing.

“Cash Equivalents”:  As to Borrower or any of its Subsidiaries, (a) securities issued or directly and fully guaranteed or insured by the United States of America and having a maturity of not more than one (1) year from the date of acquisition; (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of one (1) year or less, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case, (i) with Lender or (ii) with any commercial bank organized under the laws of the United States of America or any state thereof, and having capital and surplus in excess of USD 500,000,000; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) above; (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated not less than “P-1” or “A-1” or their equivalents by Moody’s or S&P or their successors; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (f) any commercial paper or finance company paper issued by (i) Lender or any holding company controlling Lender or (ii) any other Person that is rated not less than “P-1” or “A-1” or their equivalents by Moody’s or S&P or their successors; (g) money market funds at least seventy-five percent (75%) of which are intended to be invested in securities of the type described in clauses (a) through (d) above, in each case that can be liquidated without material financial penalty; and (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s (iii) have portfolio assets of at least USD 5,000,000,000 and (iv) can be liquidated without material financial penalty.

“Charges”:  All national, federal, state, county, city, municipal and/or other governmental (or any instrumentality, division, agency, body or department thereof, including without limitation the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the Obligations, Borrower’s or any Subsidiaries’ business and/or Borrower’s or any Subsidiaries’ income and/or gross receipts.

“Closing Date”:  The first date on which the conditions set forth in Article 7 have been satisfied and any Loans are to be made.

“Closing Fees”:  The term as defined in Section 2.7.

“Code”:  The Internal Revenue Code of 1986, as amended.

“Consolidated Net Worth”:  At any time, total consolidated stockholders’ equity for Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.

“Contingent Obligation”:  With respect to any Person, any direct or indirect liability of such Person:  (i) with respect to any debt, lease, dividend or other obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto; (ii)  with respect to any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (iii) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to alter the risks of such Person arising from fluctuations in currency values or interest rates; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (v) for any obligations of another Person pursuant to any agreement to purchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person.  The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing or otherwise supporting person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing or otherwise supporting person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing or otherwise supporting person’s maximum reasonably anticipated liability in respect thereof as determined by Lender in its sole discretion acting in good faith.

“Contractual Obligation”:  As to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound or subject.

“Control”:  The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Costs”:  Any and all reasonable costs and expenses incurred by Lender at any time, including reasonable costs and expenses of attorneys, in connection with:  (i) the preparation, negotiation and execution of this Agreement and the Loan Documents; (ii) the preparation, negotiation and execution of any Modification of this Agreement or any Loan Document; (iii) the exercise or enforcement of any of the rights of Lender under this Agreement or under any Loan Document; (iv) any failure by Borrower to perform or observe any of the provisions of this Agreement or any Loan Document; (v) any litigation, contest, dispute, suit, proceeding or action in any way relating to this Agreement, the Loan Documents or the transactions contemplated herein or therein; and (vi) any audit, evaluation or inspection obtained by Lender in accordance with the provisions of this Agreement or any Loan Document.

“Default Rate”:  Interest at a rate equal to the sum of three percent (3%) per annum plus the Applicable Rate.

“Distribution”:  The declaration or payment of any dividend or distribution on or in respect of any shares of any class of Capital Stock of any Person or any distribution of cash or cash flow in respect of any partnership, membership or other ownership interest in any Person, other than dividends payable solely in shares of common stock or additional equity interests of such Person; or the purchase, redemption, or other retirement of any shares of any class of Capital Stock or ownership interest of any Person or ownership interests in such Person, directly or indirectly through a subsidiary (of any tier) or otherwise; the making of any loans to any shareholder, member, constituent partner or affiliate; the return of capital by any Person to its shareholders, members or partners as such; or any other distribution on or in respect of any shares of any class of Capital Stock or ownership interest of any Person or any partnership, membership or other ownership interest in any Person.

“Environmental Laws”:  Any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to protection of the environment or of human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“Equity Issuance”:  The sale or issuance by Borrower of any of its Capital Stock.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate”:  Borrower and all persons (whether or not incorporated) under common control with Borrower or treated as a single employer within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

“ERISA Event”:  (a) a “reportable event” (as described under Section 4043 of ERISA) with respect to a Qualified Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) the filing of a notice of intent to terminate a Qualified Plan or the adoption of resolutions to terminate a Qualified Plan, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan subject to Title IV of ERISA; (d) a failure by Borrower or any ERISA Affiliate to make required contributions to a Qualified Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (g) the failure to make required installment payments under Section 412 of the Code or an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (h) a non-exempt prohibited transaction occurs with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable; (i) an event requiring Borrower or any of its ERISA Affiliates to provide security for a plan under Code Section 401(a)(29); or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

“EUR”:  Euro being the lawful single currency unit of the participating member states of the European Monetary Union.

“Event of Default”:  The term as defined in Section 9.1.

“Excess Cash”:  The amount of cash and Cash Equivalents of Borrower and its Subsidiaries in the aggregate in excess of (i) USD 20,000,000, if the sum of Lender’s “unused drawing” rights under its committed facilities and cash (excluding cash and Cash Equivalents of Borrower and its Subsidiaries) on a consolidated basis are in excess of DKK 1,500,000,000 as of the date of determination and (ii) USD 100,000,000, if the sum of Lender’s “unused drawing” rights under its committed facilities and cash (excluding cash and Cash Equivalents of Borrower and its Subsidiaries) on a consolidated basis are equal to or less than DKK 1,500,000,000 as of the date of determination, in the case of both (i) and (ii) excluding Restricted Cash.  Lender shall, within 15 Business Days following the end of each calendar quarter, notify Borrower if such “unused drawing” rights plus such cash are equal to or less than DKK 1,500,000,000 and otherwise within 15 Business Days following the written request of Borrower (which request may not be made more than one time per calendar quarter).  If Lender shall fail or refuse to timely notify Borrower of the status of Lender’s “unused drawing” rights under such committed facilities and such cash, then, for purposes of this Agreement, Excess Cash shall be deemed to be the amount by which Borrower’s and its Subsidiaries’ cash and Cash Equivalents (excluding Restricted Cash) exceed USD 100,000,000.

“Fiscal Quarter”:  Each of the four consecutive three calendar month periods during a Fiscal Year of Borrower ended December 31.

“Fiscal Year”:  The annual period from January 1 through December 31.

“Foreign Pension Plan”:  Any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary”:  Any Subsidiary that is organized under the Laws of any jurisdiction other than the United States of America, or any state or political subdivision, including the District of Columbia.

“GAAP”:  Generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”:  The government of the United States of America, any other nation or any political subdivision thereof, whether foreign, state, regional, local, municipal, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any court or arbitrator.

“Guaranty Equivalent”:  Without duplication, any agreement, document or instrument pursuant to which a Person (the “Guarantor”) directly or indirectly guarantees or in effect guarantees any Indebtedness (the “primary obligation”) of any other Person (the “primary obligor”) including any obligation of the Guarantor, whether or not contingent, direct or indirect, for the benefit of another Person: (i) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, any primary obligation; (ii) to make any loans, advance, capital contribution or other investment in the primary obligor; (iii) to purchase or lease any property or services for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (iv) to maintain the solvency of the primary obligor; (v) to enable the primary obligor to meet any other financial condition; (vi) to enable the primary obligor to satisfy any primary obligation; (vii) to assure the holder of an obligation against loss; (viii) to purchase or lease property or services from the primary obligor regardless of the non-delivery of or failure to furnish such property or services; or (ix) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) of any obligation, provided that the term Guaranty Equivalent shall not include endorsements of instruments in the ordinary course of business.

“Hazardous Materials”:  (i) Any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) petroleum, its derivatives, by-products and other hydrocarbons, and (v) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under any applicable Environmental Laws.

“Hazardous Materials Contamination”:  Contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, soil, groundwater or air on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Highest Lawful Rate”:  The term as defined in Section 2.4.

“Incumbency Certificate”:  The term as defined in Section 7.4.

“Indebtedness”:  With respect to any Person, at a particular time, without duplication (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable (other than current trade payables incurred in the ordinary course of such Person’s business), contingently or otherwise, as obligor, guarantor or otherwise; (ii) obligations under Capital Leases; (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments; (iv) Guaranty Equivalents; (v) all obligations, contingent and non-contingent, of such Person to reimburse Lender or other Person in respect of amounts paid under a letter of credit, surety bond or similar instrument; (vi) all equity securities of such Person subject to repurchase or redemption otherwise that at the sole option of such Person, other than any such securities expressly subject to the limitations set forth in Section 6.5; (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person; (viii) earnout payments and similar payment obligations; (ix) accruals and other items characterized as Indebtedness in accordance with GAAP; and (x) obligations in respect of synthetic, off-balance sheet or tax retention lease, sale and leaseback transactions or any agreement creating obligations that do not appear on the balance sheet of such Person but which, upon the application of the Bankruptcy Code (or other debtor relief laws) to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Intellectual Property”:  With respect to any Person the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, all patents, trademarks, tradenames, copyrights, technology, know how and processes, and all applications therefor, used in or necessary for the conduct of business by such Person.

“Interest Payment Date”:  (a) For LIBOR Loans (other than a LIBOR Loan having an Interest Period of longer than three (3) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Loan having an Interest Period of longer than three (3) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, (c) with respect to the Term Loans, the last Business Day of each Fiscal Quarter and (d) in all other cases, the last Business Day of each month occurring after the date hereof.

“Interest Period”:  With regard to any LIBOR Loan the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending, one, three or six months thereafter as selected from time to time by Borrower pursuant to Section

2.5; provided that (i) each Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires; (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; (iii) whenever the first day of any Interest Period occurs on a date for which there is no numerically corresponding date in the month in which such Interest Period terminates, such Interest Period shall end on the last day of such month, unless such day is not a Business Day, in which case the Interest Period shall terminate on the first Business Day of the following month; and (iv) the final Interest Period for any LIBOR Loan must be such that its expiration occurs on or before the Revolving Loans Maturity Date.  If for any reason Borrower shall fail to select timely an Interest Period, then Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan on the last day of the then existing Interest Period.  If at any time an Interest Period expires less than one month before the Revolving Loans Maturity Date, such LIBOR Loan shall automatically convert to a Base Rate Loan on the last day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower.

“Investments”:  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of Capital Stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding (subject to any limits applicable thereto); and (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution).

“Knowledge”:  The actual knowledge of any Responsible Officer, as such knowledge has been obtained in the normal course of business after the exercise of reasonable diligence.

“Laws”:  All laws, statutes, ordinances, rules, decrees, judgments, orders, and/or regulations of any kind whatsoever, including, without limitation, those relating to building, zoning, health, safety, life code, environmental protection, access, environmental barriers, public highway and public access, and specifically including Environmental Laws, the Americans with Disabilities Act and similar state and local laws.

“Lender”:  Danfoss A/S.

“LIBOR Loan”:  Any Loan bearing interest calculated by reference to LIBOR.

“LIBOR Rate”:  Relative to any Interest Period for LIBOR Loans, that rate per annum (rounded upwards to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) two (2) Business Days prior to the date of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, neither of such rates is available, then “LIBOR Rate” shall mean the rate per annum, as determined by the Lender exercising its reasonable business judgment; provided, however, that if, for any reason Lender is unable to determine LIBOR Rate at the time of an Advance, such Advance shall bear interest at the Base Rate.

“Lien”:  With respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or similar preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing.

“Loan”:  Any and all loans, advances, extensions of credit and/or other financial accommodations of any kind or nature made by Lender at any time to, for the benefit or at the request of Borrower pursuant to this Agreement.

“Loan Documents”:  Collectively, this Agreement, the Notes, the Incumbency Certificates, the Closing Certificate, and all documents, certificates, agreements and other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower and delivered to Lender, or issued by Lender upon the application and/or other request of, and on behalf of, Borrower in any way relating to, evidencing or securing the Loans, and all Modifications thereto and thereof.

“Margin Stock”:  The term as defined in Regulation U of the Federal Reserve Board.

“Material Adverse Effect”:  A material adverse change in, or a material adverse effect on:

(a)           the business, operations, properties, financial condition or assets of Borrower and its Subsidiaries, taken as a whole (other than (i) any events leading up to the effectiveness of this Agreement, (ii) entry into this Agreement, (iii) any event affecting companies operating in similar markets to the extent such event does not affect Borrower and its Subsidiaries, taken as a whole, in a manner that is disproportionately adverse when compared to the effect on such other companies);

(b)           the ability of Borrower and its Subsidiaries, taken as a whole, to pay any Obligation under any of the Loan Documents; or

(c)           (i) the validity, binding effect or enforceability of this Agreement or any of the Loan Documents or (ii) the rights, remedies or benefits available to Lender under this Agreement or the Loan Documents taken as a whole.

“Modifications”:  Any extension, renewal, substitution, replacement, supplement, amendment or modification of any agreement, certificate, document, instrument or other writing, whether or not contemplated in the original agreement, document or instrument.

“Multiemployer Plan”:  A multiemployer plan, as defined in Section 3(37) of Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is a party or contributes or has prior to the date hereof been a party or contributed.

“Net Proceeds”:  With respect to any event, (a) the cash proceeds received in respect of such event including, without limitation, (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, (iii) in the case of a condemnation or similar event, condemnation awards and similar payments and (iv) in the case of an offering of equity securities of a Person or the issuance of indebtedness for borrowed money by a Person, cash received by or for such Person’s account, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all reasonable payments required to be made as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, to the extent such Indebtedness is permitted by this Agreement, (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable and (iv) in the case of an offering of equity securities or an issuance of indebtedness, the amount of reasonable legal, underwriting, and other costs, fees, commissions and expenses incurred as a direct result thereof.

“Notes”:  The Revolving Notes and the Term Notes.

“Obligations”:  Collectively, all obligations, liabilities and indebtedness of Borrower or any of its Subsidiaries to Lender (including, without limitation, all debts, claims, Indebtedness, Costs and interest at the Applicable Rate and the Default Rate, as applicable) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however arising, evidenced, created, incurred, acquired or owing, whether now contemplated or hereafter arising, under this Agreement or the Loan Documents.

“Organizational Documents”:  As applicable, a Person’s articles of incorporation, by-laws, certificate of good standing, operating agreement, shareholders’ agreement, certificate of partnership, certificate of limited partnership, partnership agreement, articles of organization, or similar documents or agreements governing its management and the rights, duties and privileges of its equity owners.

“PBGC”:  The Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Contest”:  A contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made.

“Permitted Liens”:  The term as defined in Section 6.2.

“Person”:  Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government

(whether national, federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

“Plan”:  (i) An employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains and (ii) all other pension, welfare, medical, dental, life, accident insurance, death, sick leave, severance pay, deferred compensation, excess or supplemental benefit, bonus, vacation, stock, stock option, fringe benefit, contracts, programs or arrangements of any kind which Borrower or any ERISA Affiliate sponsors or maintains.

“Qualified Plan”:  A pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years.

“Requisite Time”:  With respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	Applicable Time	Date of Action
Delivery of Request for Extension of Credit for, or notice for:

• Borrowing or prepayment of Base Rate Loans	11:00 a.m.	5 Business Days prior to borrowing or prepayment

• Conversion into Base Rate Loans	11:00 a.m.	5 Business Days prior to such conversion

• Borrowing or prepayment of LIBOR Loans	11:00 a.m.	5 Business Days prior to such borrowing or prepayment

• Prepayment of Term Loans	11:00 a.m.	5 Business Days prior to such prepayment

• Voluntary reduction in Revolving Loans Commitment	11:00 a.m.	5 Business Days prior to such reduction

• Continuation of, or conversion into LIBOR Loans	11:00 a.m.	5 Business Days prior to such continuation or conversion

• Determination of currency exchange rate	11:00 a.m.	Each Business Day when Section 1.3 may apply

• Payments by Borrower to Lender	11:00 a.m.	On date payment is due

“Responsible Officer”:  Either the Chief Executive Officer or the Chief Financial Officer of Borrower, as applicable.

“Restricted Cash”:  The amount of cash that can not be freely distributed from the local jurisdiction of Subsidiaries from time to time due to local capital restrictions or material adverse tax consequences.

“Restricted Payment”:  As to any Person (i) any dividend or other distribution on any equity interest in such Person and (ii) any payment on account of (a) the purchase, redemption, retirement, defeasance, surrender or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (b) any option, warrant or other right to acquire any equity interests in such Person.

“Revolving Loans”:  All loans made by Lender to Borrower pursuant to Section 2.1(a).

“Revolving Loans Commitment”:  The aggregate of USD 180,000,000 and EUR 90,000,000 as such amounts may be reduced pursuant to Section 3.5(b).

“Revolving Loans Maturity Date”:  Third anniversary of the Closing Date, unless terminated by acceleration or otherwise.

“Revolving Notes”:  The promissory notes of Borrower issued pursuant to Section 2.1(c) hereof to evidence the Revolving Loans, in the form attached hereto as Exhibits A-1 and A-2.

“Securities Act”:  The Securities Act of 1933, as amended.

“Solvent”:  With respect to any Person as of a particular date, (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the aggregate fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities).  For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment or (ii) a right to an equitable remedy for breach of performance, if in light of all of the facts and circumstances existing at such time, such right can reasonably be expected to give rise to an actual or matured liability.

“Subsidiary”:  Any Person at least a majority of whose issued and outstanding Capital Stock or other ownership interests now or at any time hereafter is owned, directly or indirectly, by Borrower and/or one or more Subsidiaries.

“Swap Agreement”:  Any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value of any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or the Subsidiaries shall be a Swap Agreement.

“Term Loans”:  The Loans made by Lender to Borrower pursuant to Section 2.1(b).

“Term Loans Commitment”:  The aggregate of USD 140,000,000 and EUR 45,000,000.

“Term Loans Maturity Date”:  Fifth anniversary of the Closing Date, unless sooner terminated by acceleration or otherwise.

“Term Notes”:  The promissory notes of Borrower issued pursuant to Section 2.1(c) hereof to evidence the Term Loans, in the form attached hereto as Exhibits B-1 and B-2.

“Wholly-Owned Subsidiary”:  With respect to a Person:  (a) any subsidiary all of the outstanding voting securities of which shall at any time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable Law).  Unless the context otherwise requires, “Wholly-Owned Subsidiary” means a Wholly-Owned Subsidiary of Borrower.

“Unmatured Default”:  Any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder.

“Unused Facility Fee”:  The term as defined in Section 2.8.

“$”, “Dollars” or “USD”:  The lawful currency of the United States of America.

1.2.         Rules of Construction.  In this Agreement, unless a clear contrary intention appears:  (a) the singular number includes the plural number and vice versa; reference to any gender includes each other gender; (b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; provided that nothing in this clause is intended to authorize any assignment not otherwise permitted by this Agreement; (d) unless the context indicates otherwise, reference to any agreement, document, note or instrument means such agreement, document, note or instrument and all Modifications thereto, thereof or therefor; (e) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto; (f) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term; (g) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding”; (h) reference to any Law means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time to the extent any such amendment, modification, codification or reenactment is applicable; (i) the Article and Section headings herein are for convenience only and shall not affect the construction of this Agreement; and (j) each reference herein that an event is an “Event of Default” shall be deemed to mean an immediate Event of Default, without any obligation of notice or cure, unless specifically provided for in the applicable Section.

1.3.         Currency Fluctuations. If (a) the aggregate principal amount outstanding of the Revolving Loans Commitment or (b) any amount permitted as a basket under a covenant (e.g., permitted Liens, Indebtedness, Investments) exceeds 105% of the Revolving Loans Commitment or such permitted amount due to currency fluctuations or for other reasons, the Borrower shall promptly prepay or otherwise reduce the amount of such excess.  For purposes of any determination under clauses (a) and (b) above, the amount denominated in EUR shall be translated into Dollars at the currency exchange rate in effect at the Applicable Time on each Business Day.  Such currency exchange rate shall be determined in good faith by Borrower.

2.     LOANS:  GENERAL TERMS

2.1.         Credit Facility.

(a)           Revolving Loans.  Subject to the terms and conditions hereof, Lender shall make available to Borrower Revolving Loans from time to time in an aggregate principal amount that will not result in the aggregate outstanding principal amount of all Revolving Loans to exceed the Revolving Loans Commitment.  Subject to the provisions hereof, the outstanding principal amount of Revolving Loans may be borrowed, repaid (without any premium or penalty) and reborrowed again, from time to time in whole or in part.  The unpaid principal balance of each Revolving Loan, and all portions thereof, shall bear interest at the Applicable Rate or the Default Rate, if applicable.  The entire unpaid principal balance plus accrued but unpaid interest on the Revolving Loans is due and payable on the Revolving Loans Maturity Date.

(b)           Term Loans.  Subject to the terms and provisions hereof on the Closing Date, Lender shall lend to Borrower and Borrower shall borrow, as the Term Loans, an amount equal to the Term Loans Commitment.  The unpaid principal balance of the Term Loans shall bear interest at the Applicable Rate or the Default Rate, if applicable.  The unpaid principal balance of the Term Loans plus all accrued but unpaid interest, fees, charges and other Costs shall be due and payable on the Term Loans Maturity Date.  The Term Loans shall be payable in accordance with Section 3.3(b).

(c)           Notes.  Borrower shall execute and deliver to Lender on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) the Revolving Notes and the Term Notes to evidence the Loans.

2.2.         Disbursement of Proceeds.

(a)           Advances.  Borrower hereby authorizes and directs Lender to disburse, for and on behalf of Borrower and for Borrower’s account, the proceeds of any Revolving Loans as any Responsible Officer shall direct in writing.  Borrower shall give Lender written notice of its request for each Advance not later than the Requisite Time, which request shall be in the form attached hereto as Exhibit C.(1)  All Advances shall be denominated in USD or EUR.

(b)           Excess Cash.  Notwithstanding Section 2.2(a) to the contrary, Borrower shall not be authorized to request and Lender shall not be obligated to fund an Advance to the extent Borrower’s projected cash needs on the date of funding of an Advance, after taking into account the proposed utilization of such Advance, will result in Borrower having Excess Cash.

2.3.         Maturity Date; Termination of Loans.  The obligation of Lender to make any Advance to Borrower of the Revolving Loans, pursuant to the provisions hereof shall be in effect until the Revolving Loans Maturity Date, unless sooner suspended or terminated upon the occurrence and continuation of an Event of Default pursuant to Section 9 or otherwise pursuant to the terms hereof.

2.4.         Usury.  The provisions of this Section 2.4 shall govern and control over any irreconcilably inconsistent provision contained in this Agreement, the Revolving Notes or in any Loan Document.  Lender shall not be entitled to receive, collect, or apply as interest hereon (for purposes of this Section 2.4, the word “interest” shall be deemed to include any sums treated as interest under applicable Law governing matters of usury and unlawful interest), any amount in excess of the Highest Lawful Rate (hereinafter defined) and, in the event Lender ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and shall be treated hereunder as such; and, if the principal of this Agreement is paid in full, any remaining excess shall forthwith be paid to Borrower.  “Highest Lawful Rate” shall mean the maximum rate of interest which Lender is allowed to contract for, charge, take, reserve or receive under applicable Law after taking into account, to the extent required by applicable Law, any and all relevant payments or charges hereunder.

2.5.         Elections as to Applicable Rate.  Borrower shall elect to initiate any Revolving Loans as either a LIBOR Loan or a Base Rate Loan, by written notice to Lender on its then-current election form which, in the case of a LIBOR Loan, shall specify the Interest Period to be applicable thereto.  If no such election is made with respect to any newly initiated Loan, Borrower shall be deemed to have elected to initiate such Loan as a Base Rate Loan.  Borrower may elect (a) to continue a LIBOR Loan, or a portion thereof, as a LIBOR Loan, or (b) to convert a LIBOR Loan, or a portion thereof, to a Base Rate Loan, or (c) to convert a Base Rate Loan, or a portion thereof, to a LIBOR Loan, in each case by giving written notice thereof to Lender on its then-current election form not later than the Requisite Time (election notices received after the Requisite Time shall be processed and funded by Lender on the next Business Day thereafter); provided that an outstanding LIBOR Loan may only be continued as a LIBOR Loan on the last day of the then current Interest Period with respect to such Loan, and provided

(1)  Form of request for Advance to require Borrower to certify as to the total (i) cash and cash equivalents and (ii) Restricted Cash, in both cases, as of a date and time as close to the Requisite Time as is reasonably practicable, but in no event as of a date and time that is more than 45 days prior to the Requisite Time.

further, if a continuation of a Loan as, or a conversion of a Loan to, a LIBOR Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion.  If Borrower shall not timely deliver such a notice with respect to any outstanding LIBOR Loan, Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan on the last day of the then current Interest Period with respect to such Revolving Loans.

2.6.         Indemnification for LIBOR Loans.  Borrower agrees to indemnify Lender for any loss or expense that Lender may sustain or incur as a consequence of (a) failure by such Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion into LIBOR Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto.

2.7.         Closing Fees.  Not later than 4 Business Days from the Closing Date, Borrower shall pay to Lender, closing fees of USD 2,750,000 and EUR 1,125,000  (collectively, the “Closing Fees”), which are composed of (i) USD 1,400,000 and EUR 450,000 with respect to the Term Loans(2) and (ii) USD 1,350,000 and EUR 675,000 with respect to the Revolving Loans.(3)

2.8.         Unused Facility Fee.  Borrower agrees to pay Lender a fee (the “Unused Facility Fee”) calculated by multiplying (a) 1.17% times (b) the average daily amount during each Fiscal Quarter (or portion thereof) from the Closing Date to the Revolving Loans Maturity Date by which the Revolving Loans Commitment exceeds the principal amount of all Revolving Loans during such Fiscal Quarter.  The Unused Facility Fee shall be payable quarterly in arrears no later than the tenth Business Day of each Fiscal Quarter for the immediately preceding Fiscal Quarter commencing on the first such date following the Closing Date, with a final payment on the Revolving Loans Maturity Date or any earlier date on which the Revolving Loans Commitment shall terminate.  The Unused Facility Fee shall be calculated based on a 360 day year for the actual number of days elapsed.

2.9.         Minimum Amount of Revolving Loans.  Each Revolving Loan shall be in a minimum amount of USD or EUR 1,000,000, as the case may be, and in integral multiples of USD or EUR 1,000,000, as the case may be.

3.             INTEREST; PAYMENT TERMS

3.1.         Interest Rates. Each of the Loans hereunder shall bear interest at the Applicable Rate; provided that (i) following the Revolving Loans Maturity Date or the Term Loans Maturity Date, as applicable, whether by acceleration or otherwise, the Loans shall bear interest at the Default Rate and (ii) following the occurrence of any Event of Default under Section 9.1 hereof (including after acceleration or judgment), the Loans shall bear interest at the Default Rate.

(2)  1.0% for each.

(3)  0.75% for each.

Interest in respect of the Loans shall be calculated based on a 360 day year for the actual number of days elapsed.  Interest shall accrue from the date of disbursement by Lender.

3.2.         Interest Payments.

(a)           Revolving Loans. Borrower promises to pay to the order of Lender, accrued but unpaid interest on the unpaid principal amount of each of the Revolving Loans at the Applicable Rate (or the Default Rate, if applicable) on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand.

(b)           Term Loans. Borrower promises to pay to the order of Lender, accrued but unpaid interest on the unpaid principal amount of the Term Loans at the Applicable Rate (or the Default Rate, if applicable) on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand.

3.3.         Principal Payments.

(a)           Revolving Loans. Borrower promises to pay to the order of Lender the unpaid principal balance, plus all accrued but unpaid interest on the Revolving Loans and all other Obligations, on the Revolving Loans Maturity Date.

(b)           Term Loans.  Borrower promises to pay to the order of Lender the unpaid principal balance, plus all accrued but unpaid interest on the Term Loans and all other Obligations, on the Term Loans Maturity Date.

(c)           Proceeds of Sale, Casualty or Condemnation of Assets.  To the extent that the Net Proceeds from the sale to a third party (other than as permitted by Section 6.8(b) below), loss, destruction or condemnation of any asset of Borrower or any of its Subsidiaries exceeds USD 20,000,000 in the aggregate during any four consecutive Fiscal Quarters, Borrower shall immediately pay to Lender, as and when received by Borrower, an amount equal to such excess Net Proceeds (including all insurance proceeds) received by Borrower or, to the extent such Net Proceeds can be legally transferred to Borrower or Lender without incurring excessive tax liabilities or triggering thin-capitalization issues, any of its Subsidiaries from such sale, loss, destruction or condemnation as a prepayment of the Obligations.  Notwithstanding the foregoing Borrower shall not be obligated under this Section 3.3(c) to make any mandatory prepayment if the Net Proceeds from such a sale, loss, destruction or condemnation unless the aggregate amount of such prepayment is at least USD 1,000,000, or if Borrower or any Subsidiary applies (or commits to apply) the Net Proceeds from such sale, loss, destruction or condemnation (or a portion thereof) within twelve months to pay all or a portion of the purchase price to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other capital assets useful or to be used in the business of Borrower or its Subsidiaries; provided, however, if an Event of Default has occurred and is continuing, all proceeds referenced above shall, unless Lender consents otherwise, be immediately paid to Lender.  The proceeds referenced above shall be applied to the Obligations, in accordance with Section 3.5.  Any excess will be transferred to Borrower.

(d)           Proceeds of Equity Issuance.  To the extent that Borrower shall make any Equity Issuance on or after the Closing Date other than Capital Stock issued in connection with the exercise of employee/director stock plans, including, but not limited to, long term incentive plans, director restricted stock plans, Borrower shall promptly (and in any event within 5 Business Days following receipt thereof) pay or cause to be paid to Lender a sum equal to the Net Proceeds of such Equity Issuance received by Borrower for application to the Obligations in accordance with Section 3.5.

(e)           Issuance of Indebtedness.  On the date of receipt by Borrower of any proceeds from the issuance of any Indebtedness (other than Indebtedness permitted by Section 6.1 hereof), Borrower shall promptly (and in any event within 5 Business Days following receipt thereof) pay, or, to the extent such proceeds can be legally transferred to Borrower or Lender without incurring excessive tax liabilities or triggering thin-capitalization issues, cause its Subsidiaries to promptly (and in any event within 5 Business Days following receipt thereof) pay, to Lender a sum equal to the proceeds of such issuance for application to the Obligations in accordance with Section 3.5.  Nothing in this Section 3.3 shall be deemed to be a waiver of the terms of Section 6.1 hereof.

(f)            Optional Prepayment.  At any time during the 25th month from the Closing Date through the 36th month from the Closing Date, Borrower shall have the option of prepaying an amount of the Term Loans not to exceed 10% of the then outstanding aggregate balance of the Term Loans upon written notice to Lender not later than the Requisite Time provided that any prepayment shall be accompanied by a payment equal to 4% of the prepayment amount for any prepayment during the period.  At any time during the 37th month from the Closing Date through the Term Loans Maturity Date, Borrower shall have the option of prepaying either or both of the Term Loans in whole or in part upon written notice to Lender not later than the Requisite Time provided that any prepayment during such period shall be accompanied by a payment equal the prepayment amount multiplied by a percentage equal to (A) 4% less (B) the product of (x) 4% multiplied by (y) a fraction the numerator of which is the number of days from the beginning of the 37th month from the Closing Date until and including the prepayment date (assuming a calendar year of 365 days) and the denominator of which is 730.  Without limiting the generality of the foregoing, but for the avoidance of doubt, if Borrower desires to make a prepayment on the 48th month following the Closing Date, the percentage calculated pursuant to the immediately preceding sentence would be equal to 2% (e.g., 4% - (4%* (365/730))).  Subject to the application of the provisions of Section 3.5(a), Borrower shall have the right to apply the aggregate net amount of such optional prepayments (e.g., remaining following application of the provisions of Section 3.5(a)) to the then outstanding principal balance of either or both of the Term Loans Notwithstanding anything to the contrary contained herein Borrower may not prepay any portion of any LIBOR Loan at any time prior to the last day of the applicable Interest Period unless Borrower accompanies such prepayment with all indemnification costs to be paid with respect thereto pursuant to Section 2.6.

(g)           Commitment Reductions.  Borrower may from time to time upon written notice to Lender not later than the Requisite Time, permanently reduce the Revolving Loans Commitment to an amount not less than the aggregate amount of Revolving Loans outstanding; provided, that such reduction shall be in a minimum amount of USD or EUR 1,000,000, as the case may be, and in integral multiples of USD or EUR 1,000,000, as the case may be, thereafter.

3.4.         Place of Payment; Excess Obligations.  All payments to Lender hereunder and under the Loan Documents shall be payable at Lender’s principal place of business or at such other place or places as Lender may designate in writing to Borrower.  All payments by

Borrower to Lender shall be paid without demand, diminution, defense, reduction or offset.  If any payment is or becomes due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day.

3.5.          Application of Payments and Collections.

(a)           Application of Optional Prepayments.  Any prepayment of the Obligations pursuant to Section 3.3(f) shall be applied to the Loans as specified by Borrower in the applicable notice of prepayment after application to any Costs then due and payable and unpaid interest, penalties, charges and other amounts due under this Agreement or any Loan Document in respect of such Loans being prepaid.

(b)           Application of Mandatory Prepayments.  Any and all payments of the Obligations which may be received by or tendered to Lender pursuant to Sections 3.3(c), 3.3(d) or 3.3(e), shall be applied when received, without prepayment premium or penalty, in the manner determined by Borrower in its sole discretion; provided, however, that if Borrower elects to have all or any portion of such prepayment allocated to any outstanding principal amount of the Revolving Loans, Lender shall have the right to cause a permanent reduction in the Revolving Loans Commitment of an equal or lesser amount.

(c)           Revival.  To the extent that Lender receives any payment on account of the Obligations and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal Law, common law or equitable cause, then, to the extent of such payment(s) or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of the Obligations.  Borrower shall execute any and all agreements, notes and documents, reasonably requested by Lender to effect the provisions of this Section 3.5(c).

(d)           Costs and Other Payments.  Borrower shall be responsible for any Cost in this Agreement which shall be paid promptly upon receipt of an invoice therefor.  Unless subject to a good faith dispute as to the amount or the obligation of Borrower to pay under this Agreement, any Cost not paid by the later of when due or 6 Business Days after receipt of such invoice may be paid by Lender as an Advance hereunder, and if so paid shall be part of the Obligations and shall bear interest at the Default Rate applicable to Base Rate Loans until an amount equal to such Advance has been repaid to Lender.

4.     REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, Borrower represents and warrants to Lender, on the Closing Date and on the date of the disbursement of each Loan described in Section 2.2(a), that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Loans):

4.1.          Organization; Requisite Power and Authority; Qualification.    Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated hereby; and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

4.2.          Due Authorization.  The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized by all necessary action on the part of Borrower pursuant to its Organizational Documents.

4.3.          No Conflict.  The execution, delivery and performance by Borrower of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any Law or any rule or regulation imposed by any Governmental Authority applicable to Borrower or any of its Subsidiaries, any provision of the Organizational Documents of Borrower, or any order, judgment or decree of any court or other Governmental Authority binding on Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lender.

4.4.          Binding Obligation.  Each Loan Document has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law) relating to enforceability.

4.5.          Capital Stock.  The Capital Stock of Borrower has been duly authorized and validly issued and is fully paid and non-assessable.

4.6.          Governmental Consents.  The execution, delivery and performance by Borrower of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for such approvals or consents which will be obtained on or before the Closing Date.

4.7.          Financial Statements.

(a)           The consolidated balance sheet of Borrower and its consolidated Subsidiaries as of December 31, 2009, and the consolidated related statements of income, stockholders’ equity and cash flows, audited by KPMG LLP, copies of which have been delivered to Lender, and the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as of June 30, 2010 and the related statements of income, stockholders’ or owners’ equity and cash flows and in each case for the 6 month period then ended, copies of which have been delivered to Lender, and in each case, have been prepared in conformity with GAAP consistently applied and present fairly in all material respects the financial position of Borrower and its consolidated Subsidiaries as of such date and its results of operations, changes in stockholders’ equity and cash flows for the periods covered thereby.

(b)           As of the date of the balance sheets referenced in Section 4.7(a) above, and the date hereof, neither Borrower nor any of its consolidated Subsidiaries had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not required to be reflected on such balance sheets in accordance with GAAP.

4.8.          [Intentionally Omitted].

4.9.          Litigation.  There is no action, suit, or proceeding pending against, or to Borrower’s Knowledge threatened against or affecting Borrower or any of its Subsidiaries before any court or arbitrator or any Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or which in any manner purports to affect or pertain to this Agreement, any Loan Document, or any of the transactions contemplated hereby or thereby.

4.10.        Taxes.  All tax returns and reports of Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower or any of its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid except for taxes, assessments, fees and other governmental charges subject to a Permitted Contest or to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.11.        Properties.

(a)   Each of Borrower and its Subsidiaries has (i) valid leasehold interests in (in the case of leasehold interests in real or personal property), (ii) fee simple title to (in the case of interests in real property) and (iii) good title to (in the case of all other personal property, including, but not limited to, Intellectual Property and licenses) all of their respective properties and assets material to its business, in each case except (x) for minor defects in title that do not interfere with its ability to conduct its businesses as currently conducted or to utilize such properties for their intended purposes and (y) for assets disposed of since the date of the most recent balance sheet in the ordinary course of business.  All of such properties and assets are sufficient for Borrower and its Subsidiaries to conduct their operations as presently conducted.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens except for Permitted Liens.

(b)   As of the Closing Date, Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 4.11(b).  Schedule 4.11(b) correctly sets forth, as of the Closing Date, (i) the percentage ownership (direct or indirect) of Borrower in each class of Capital Stock of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary.

4.12.        Environmental Matters.

(a)           Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries has failed to comply with any applicable Environmental Law.

(b)           No notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is in existence or, to Borrower’s Knowledge, proposed, threatened or anticipated with respect to or in connection with the operation by Borrower or any of its Subsidiaries of any properties now leased or operated by Borrower or any of its Subsidiaries.  All such properties and their existing and prior uses by either Borrower or any of its Subsidiaries, and any disposal of Hazardous Materials from any thereof, comply and at all times have complied with all applicable Environmental Laws, other than any such non compliance that would not reasonably be expected to have a Material Adverse Effect.  There is no condition on any of such properties which is in violation of any applicable Environmental Laws, other than any such violation that would not reasonably be expected to have a Material Adverse Effect and neither Borrower nor any of its Subsidiaries has received any notice of any claim from or on behalf of any Governmental Authority that any such condition exists.

4.13.        Material Agreements.  Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

4.14.        Governmental Regulation.  Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.15.        Margin Stock.  Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to Borrower or any of its Subsidiaries will be used to purchase or carry any such Margin Stock or to extend credit to others for any purpose that violates the provisions of Regulation T, U or X of the Federal Reserve Board.

4.16.        Labor Matters.  Except as would not reasonably be expected to have a Material Adverse Effect (a) neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice; (b) there is no unfair labor practice complaint pending against Borrower or any of its Subsidiaries or to the Knowledge of Borrower, threatened against Borrower or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against

Borrower or any of its Subsidiaries or to the Knowledge of Borrower, threatened against Borrower or any of its Subsidiaries; (c) as of the Closing Date, there are no strikes or other labor disputes pending or, to Borrower’s Knowledge, threatened against Borrower or any of its Subsidiaries; and (d) all payments due from Borrower and its Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books in accordance with GAAP, as the case may be, except to the extent any such payments are the subject of a Permitted Contest.  The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

4.17.        ERISA Compliance.

(a)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Except as set forth in Schedule 4.17(a), The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than USD 10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than USD 10,000,000 the fair market value of the assets of all such underfunded Plans.

(b)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in substantial compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  Except as set forth in Schedule 4.17(b), all contributions required to be made with respect to a Foreign Pension Plan have been timely made.  Neither Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.  Except as set forth on Schedule 4.17, the present value of accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Borrower’s most recently ended Fiscal Year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

4.18.        Intellectual Property.  Each of Borrower and its Subsidiaries owns, is licensed to use or otherwise has the right to use Intellectual Property material to its business.  Such Intellectual Property is valid and has been duly registered or filed with all appropriate governmental authorities, if applicable.  There is no objection to or pending challenge to the validity of any Intellectual Property and Borrower has no Knowledge of any grounds for any challenge thereto.  None of the Intellectual Property used by Borrower and its Subsidiaries, and none of the products or services produced, marketed or sold by Borrower and its Subsidiaries infringes upon or violates the Intellectual Property rights of any third party except for such infringement that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.19.        Compliance with Laws.  Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.20.        Disclosure.  No representation or warranty of Borrower or any of its Subsidiaries contained in any Loan Document or in any other documents, certificates or written statements furnished to Lender by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections may differ from actual results.  To the Knowledge of Borrower, there are no facts (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

4.21.        Pari-Passu.  The obligations under this Agreement and the other Loan Documents rank at least pari-passu with the claims of all unsecured and unsubordinated creditors of Borrower except those claims which are given preference as a matter of law.

5.     AFFIRMATIVE COVENANTS

Borrower covenants with Lender that Borrower shall, unless it obtains Lender’s prior written consent waiving or modifying any of the covenants hereunder:

5.1.          Insurance.  Borrower will and will cause each of its Subsidiaries to maintain with financially sound and reputable insurance companies (or through self-insurance), insurance in such amounts and against such risks as is consistent with sound business practice.

5.2.          Financial Reports.  Borrower shall and shall cause each of its Subsidiaries to keep true and accurate books of account and prepare true and accurate financial statements in accordance with GAAP consistently applied throughout the periods reflected therein and with prior periods.  Borrower shall furnish Lender with the following:

(a)           Annual Financial Statements.  As soon as available, but not later than 90 calendar days after the close of each Fiscal Year of Borrower, financial statements of Borrower and its consolidated Subsidiaries, prepared on a consolidated basis, (including a consolidated balance sheet and related statements of income, stockholders’ equity and cash flow with supporting footnotes) as at the end of such year and for the year then ended, audited and accompanied by a report and an unqualified opinion by KPMG LLP or other firm of independent certified public accountants of recognized national standing;

(b)           Quarterly Financial Statements.  As soon as available, but in no event later 45 calendar days after the end of each Fiscal Quarter, financial statements of Borrower and its

Subsidiaries, prepared on a consolidated basis, (including a consolidated balance sheet and related statements of income, retained earnings, stockholders’ equity and cash flow) as at the end of such Fiscal Quarter;

(c)           Certificate of Responsible Officer.  Concurrently with each delivery of the financial statements described in Sections 5.2(a) and 5.2(b), a certificate executed by a Responsible Officer certifying that the Financial Statements delivered thereunder present fairly in all material respects the consolidated financial position and results of operations of Borrower and its Subsidiaries as of the dates and for the periods indicated and shall have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes required by GAAP and to normal year-end audit adjustments that are not material);

(d)           Public Filings.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Borrower to its shareholders generally, as the case may be;

(e)           Other Indebtedness Documents.  Upon the request of Lender, Borrower shall provide copies of all loan agreements, notes and other loan documents in connection with Indebtedness incurred pursuant to Section 6.1(i) as well as any modifications or amendments to any loan agreements, notes or loan documents with respect to any Indebtedness in existence as of the Closing Date; and

(f)            Other Data.  Such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request bearing upon or related to financial condition of Borrower and any of its Subsidiaries and/or result of operations including cash flow projections for any 12 month period, all in form and detail reasonably acceptable to Lender.

5.3.          Notices.  Borrower shall furnish to Lender the following notices:

(a)           Defaults.  Promptly upon Borrower obtaining Knowledge, written notice of the occurrence of any Unmatured Default or Event of Default, together with a reasonably detailed description thereof, and the actions Borrower proposes to take with respect thereto.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation in excess of USD 1,000,000 or its equivalent in any other currency to which or with respect to which Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, Borrower shall forthwith give written notice thereof to Lender, describing the notice or action and the nature of the claimed default

(b)           Defaults of Other Indebtedness.  Promptly upon the occurrence of a default or Borrower obtaining Knowledge of a threatened default or upon the cancellation or reduction of any Indebtedness (other than Loans) in excess of USD 5,000,000 or its equivalent in any other currency, written notice of such default, cancellation or reduction.

(c)           Environmental Events.  Promptly upon Borrower obtaining Knowledge, written notice (i) of any violation of any applicable Environmental Law that Borrower or any of its Subsidiaries reports or is required to report in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (ii) of any environmental inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority with jurisdiction in each case that could reasonably be expected to result in a Material Adverse Effect.

(d)           Notice of Litigation and Judgments.   Within 15 Business Days of Borrower obtaining Knowledge, written notice of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting Borrower or any of its Subsidiaries or to which Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against Borrower or any of its Subsidiaries that could, if adversely determined, reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  Borrower will give notice to Lender, in writing, in form and detail reasonably satisfactory to Lender, within 15 Business Days of any judgment not covered by insurance, final or otherwise, against Borrower or any of its Subsidiaries in an amount that could reasonably be expected to have a Material Adverse Effect.

(e)           Auditor’s Reports.  Promptly upon receipt thereof by Borrower a copy of each “management letter” or other report submitted by its independent accountants in connection with any annual, interim or special audit of the books of Borrower or any of its consolidated Subsidiaries.

(f)            Governmental Authority.  Promptly upon receipt thereof by Borrower from any Governmental Authority, written notice of (i) any notice asserting any failure by Borrower or any of its Subsidiaries to be in compliance with applicable Law or that threatens the taking of any action against Borrower or any of its Subsidiaries or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any material license, permit, accreditation or authorization of Borrower or any of its Subsidiaries.

(g)           Any Other Event Likely to Cause Material Adverse Effect.  Promptly upon the occurrence of any other matter or event that has, or would reasonably be expected to have, a Material Adverse Effect, written notice, together with a written statement of a Responsible Officer setting forth the nature and period of existence thereof and the action that Borrower or any of its Subsidiaries has taken and proposes to take with respect thereto.

(h)   ERISA Matters.  Promptly upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding USD 10,000,000.

5.4.          Taxes.  Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Charges imposed upon them and their real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its properties that, if not paid, could reasonably be expected to result in a Material Adverse Effect; provided that any such Charge need not be paid if the validity or amount thereof shall be the subject of a Permitted Contest; and provided further that Borrower or its Subsidiaries, as the case may be, shall pay all such Charges forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor other than Liens that could not reasonably be expected to have a Material Adverse Effect.  Borrower will, and will cause each of its Subsidiaries, to accurately prepare all tax returns required by Law to be filed by them.

5.5.          Existence.  Borrower shall continue, and will cause each of its Subsidiaries to continue, to preserve and maintain its corporate existence, rights, privileges and franchises in the jurisdiction of its incorporation or organization, and qualify and remain qualified to do business in each other jurisdiction in which such qualification is necessary in view of its business or operations, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.8.  Borrower will, and will cause each Subsidiary to, carry on and shall continue to engage in business of substantially the same general type as it now conducts and in substantially the same fields or enterprise as it is presently conducted.

5.6.          Compliance with Laws.  Borrower shall comply in all material respects, and shall cause each of its Subsidiaries to comply in all material respects, with all Laws (including all Environmental Laws and ERISA and the rules and regulations thereunder) having applicability to it or to the business or businesses at any time conducted by it.

5.7.          Payment and Performance of Obligations.  Borrower (i) will pay and discharge, and cause each of its Subsidiaries to pay and discharge, at or before maturity, all of their respective obligations and liabilities that if not paid, could reasonably be expected to result in a Material Adverse Effect, except where the same may be the subject of a Permitted Contest, (ii) will maintain, and cause its Subsidiaries to maintain appropriate reserves, in accordance with GAAP, for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any of its Subsidiaries to breach, or permit to exist any default under, the terms of any material lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound except for any breach which could not reasonably be expected to have a Material Adverse Effect.

5.8.          Inspection of Property, Books and Records.  Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in accordance with GAAP in which full time and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of Borrower and its Subsidiaries to permit representatives of Lender, during normal business hours and upon reasonable prior notice, and without material disruption to Borrower’s and each Subsidiaries’ business operations to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records to the extent related to the transactions contemplated by this Loan Agreement, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants at reasonable times and as often as may be reasonably desired and upon request of Lender, Borrower shall reimburse Lender for all Costs associated with any such inspection.  Additionally, Lender shall have the right at all times to obtain information relating to Borrower’s banking relationships and financing sources, including the terms and conditions of any credit facilities, directly from any lender or other financing source of Borrower and any of its Subsidiaries.

5.9.          Use of Proceeds.  Borrower will use the proceeds of the Loans solely to (a) provide for working capital and other general corporate purposes of Borrower and its Subsidiaries, and (b) fund reasonable expenses associated with the funding of the Loans.

5.10.        Further Assurances.  Borrower will, and will cause each of its Subsidiaries to, at its own cost and expense, cause to be promptly (and in no event later than 10 Business Days following request therefore) and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Lender may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby.

6.     NEGATIVE COVENANTS

Borrower covenants with Lender that Borrower shall, unless it obtains Lender’s prior written consent waiving or modifying any of the covenants hereunder:

6.1.          Indebtedness.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for:

(a)           Indebtedness created in favor of Lender under the Loan Documents;

(b)           without duplication of any Indebtedness otherwise permitted under this Section 6.1 or 6.3, an aggregate amount of Indebtedness not to exceed the aggregate amount of Indebtedness outstanding on the date of this Agreement as set forth in Schedule 6.1 provided any extension, renewal, refinancing or new financing does not increase the aggregate amount of such Indebtedness and the terms of any such extension, renewal, refinancing or new financing are no more onerous than the terms under existing Indebtedness), all as shall be described in a written notice furnished to Lender simultaneously with the consummation of any such extension, renewal, refinancing or new financing;

(c)           intercompany Indebtedness arising from loans made by Borrower to any Subsidiary, or by any Subsidiary to Borrower, or by any Subsidiary to any other Subsidiary;

(d)           guaranties by Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of Borrower or any other Subsidiary;

(e)           Indebtedness of Borrower or any Subsidiary as an account party in respect of trade letters of credit or under Swap Agreements permitted by Section 6.5;

(f)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (and not as part of an overdraft line or similar credit facility);

(g)           Indebtedness with respect to performance bonds, surety bonds, appeal bonds or custom bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of Borrower or any of its Subsidiaries;

(h)           Indebtedness that may be deemed to exist in connection with obligations consisting of indemnification obligations, purchase price adjustments, warranty claims and similar obligations in connection with customer contracts or with agreements in connection with the acquisition or disposition of assets permitted by this Agreement;

(i)            Indebtedness the Net Proceeds of which are applied in accordance with Section 3.5(a) hereof; and

(j)            other Indebtedness in an aggregate principal amount not exceeding USD 10,000,000 or its equivalent in any other currency.

6.2.          Liens.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by Borrower or any of its Subsidiaries, except for the following Liens (the “Permitted Liens”):

(a)           without duplication of any Liens otherwise permitted under this Section 6.2, Liens existing on the date of this Agreement as set forth on Schedule 6.2 and any extension or renewal thereof (provided there are no additional Liens are granted as a result of any extension or renewal);

(b)           Liens on fixed or capital assets, acquired, constructed or improved by Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness not exceeding USD 10,000,000 or its equivalent in any other currency in the aggregate or such additional Indebtedness as Lender in its reasonable discretion may approve, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of Borrower or any Subsidiary;

(c)           Liens for Charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(d)           statutory or common law Liens arising in the ordinary course of business (i) in favor of carriers, warehousemen, mechanics and materialmen, landlords, and other similar Liens imposed by Law and (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations (including those to secure health, safety and environmental obligations) for sums not overdue or the subject of a Permitted Contest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(e)           attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(f)            easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(g)           Liens, including precautionary UCC financing statements, arising under or in respect of operating leases, to the extent limited to the asset so leased;

(h)           contractual and statutory rights of set-off arising in the ordinary course of business and relating to deposit accounts in favor of banks and other depository institutions;

(i)            Liens for Charges which are not yet due and payable or claims and unfunded liabilities under ERISA not yet due and payable or which are subject to Permitted Contests;

(j)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Borrower or any of its Subsidiaries or (ii) secure any Indebtedness;

(k)           Liens arising out of consignment arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such consignment arrangements;

(l)            Liens in the ordinary course of business (i) incurred in connection with the purchase or shipping of goods or assets (or related assets and proceeds thereof), which Liens are in favor of the seller or supplier of such goods or assets and only attach to such goods or assets, and (ii) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods or assets;

(m)          Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

(n)           other deposits to secure the performance of bids, trade contracts, leases, statutory obligations, performance bonds and other obligations of a like nature, in each case in the ordinary course of business.

6.3.          Contingent Obligations.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for, without duplication:

(a)           Contingent Obligations arising in respect of the Loans evidenced by this Agreement and the Loan Documents;

(b)           Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business;

(c)           Contingent Obligations outstanding on the date of this Agreement as set forth in Schedule 6.3 and any extension or renewal (provided no greater Contingent Obligations result from any such extension or renewal);

(d)           Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed USD 5,000,000 or its equivalent in any other currency in the aggregate at any time outstanding;

(e)           Contingent Obligations resulting from any Guaranty Equivalent provided by Borrower or any of its Subsidiaries with respect to any Indebtedness permitted under Section 6.1; provided, that any such Guaranty Equivalent of any such Indebtedness that is subordinated, in any respect, to all or any portion of the Obligations shall itself be subordinated to the Obligations on terms no less favorable to Lender as compared to the applicable subordination terms of such Indebtedness; and

(f)            Contingent Obligations arising out of (i) applicable local Law related to the operation of the business of Borrower and the Subsidiaries (as applicable) in the ordinary course of business (such as, by way of example, not limitation, customs’ bonds) and not due to any violation of applicable Law, and (ii) Charges, in the case of both (i) and (ii) that are not at the time delinquent, are thereafter payable without penalty or are the subject of a Permitted Contest.

6.4.          Compliance with ERISA.  Borrower shall not, and shall not suffer or permit any ERISA Affiliate to:

(a)           establish, maintain, or operate any Plan that is not in compliance in all material respects with ERISA, the Code and all other applicable laws, and the regulations and interpretations thereunder;

(b)           terminate any Plan subject to Title IV of ERISA so as to result in any material liability to Borrower;

(c)           permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to result in any material liability to Borrower;

(d)           enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or

(e)           permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

6.5.          Swap Agreements.  Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary.

6.6.          Restricted Payments.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that the foregoing shall not restrict or prohibit:

(a)           Borrower from declaring and paying dividends with respect to its Capital Stock payable solely in additional shares of its common stock;

(b)           any Subsidiary from declaring and paying dividends ratably with respect to its Capital Stock;

(c)           Borrower from making Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries; and

(d)           so long as no Event of Default exists immediately before or immediately after giving effect thereto, Borrower from making other Restricted Payments.

6.7.          Restrictive Agreements.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly (i) enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to:  (a) pay or make Restricted Payments to Borrower or any Subsidiary; (b) pay any Indebtedness owed to Borrower or any Subsidiary; (c) make loans or advances to or from Borrower or any Subsidiary; or (d) transfer any of its property or assets to or from Borrower or any Subsidiary; provided that (1) the foregoing shall not apply to restrictions and conditions imposed by Law or by the Loan Documents, (2) the foregoing shall not apply to restrictions and conditions existing on the date hereof and contained in the documents listed on Schedule 6.7, (3) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (4) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (5) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

6.8.          Consolidations, Mergers and Sales of Assets.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly (a) consolidate or merge with or into any other Person, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, and (iii) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to Lender; and (b) convey, sell, lease, assign, license or otherwise transfer, directly or indirectly, any of its assets, other than, (i) sales of inventory or products in the ordinary course of business, (ii) dispositions of Cash Equivalents, (iii) dispositions of property for cash that Borrower or any Subsidiary determines in good faith is worn out or obsolete, (iv) dispositions of assets related to product lines that Borrower desires to discontinue directly manufacturing and (v) dispositions of property by any Subsidiary to Borrower or any other Subsidiary by any Subsidiary.

6.9.          Purchase of Assets, Investments.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly (i) acquire any assets other than in the ordinary course of business; (ii) form or acquire any Subsidiary; (iii) engage in any joint venture or partnership with any other Person or (iv) acquire or own any Investment in any Person other than:

(a)           Investments existing on the date of this Agreement and set forth in Schedule 6.9 and any extension or renewal thereof (provided there is no increase in Investments as a result of any extension or renewal);

(b)           loans or advances, including Investments for the recapitalization of Subsidiaries, made by Borrower to any Subsidiary and made by any Subsidiary to Borrower or any other Subsidiary;

(c)           Cash Equivalents;

(d)           Investments in new Wholly-Owned Subsidiaries of Borrower that own material operating assets, so long as Lender has consented in writing to the formation or acquisition of such Subsidiary;

(e)           extensions of trade credit in the ordinary course of business;

(f)            Investments in the form of Contingent Obligations permitted under Section 6.3;

(g)           loans to officers and employees in an aggregate principal amount not to exceed USD 1,000,000 or its equivalent in any other currency at any time outstanding;

(h)           Swap Agreements to the extent permitted by Section 6.5;

(i)            other investments (valued as of the time made) not at any time exceeding 20% of Consolidated Net Worth determined as of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.2(b).

6.10.        Transactions with Affiliates.  Borrower will not, and will not permit any of its Subsidiaries to sell, lease or otherwise transfer any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)   in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)   transactions between or among Borrower and its Wholly-Owned Subsidiaries;

(c)   customary fees paid to non-officer directors of Borrower and its Subsidiaries;

(d)   the issuance of shares of Borrower’s or its Subsidiaries Capital Stock as otherwise permitted by this Agreement;

(e)   the entering into, and the making of payments under, employment agreements, employee benefit plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Borrower and its Subsidiaries in the ordinary course of business consistent with past practices;

(f)    the payment of reasonable management fees, licensing fees and similar fees to Borrower or to any Subsidiary by any Subsidiary; and

(g)   any Restricted Payment permitted by Section 6.6.

6.11.        Modification of Organizational Documents.  Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly amend or otherwise modify any Organizational Documents of such Person, except for (i) such amendments or other modifications required by Law, and (ii) such amendments or other modifications which do not adversely impact Borrower, its Subsidiaries or Lender.

7.     CLOSING CONDITIONS

The obligations of Lender to make the initial Loans shall be subject to the satisfaction (as determined by Lender) of the following conditions precedent:

7.1.          Loan Documents.  Lender shall have received a fully executed copy of each of the following documents which shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to Lender:

(a)           this Agreement;

(b)           the Revolving Notes;

(c)           the Term Notes; and

(d)           such other agreements and documents as Lender may reasonably require.

7.2.          Certified Copies of Organizational Documents.  Lender shall have received from Borrower a copy, certified by a duly authorized officer of such Borrower to be true and complete on the Closing Date, of each of its Organizational Documents as in effect on such date of certification and, in the case of the certificate of incorporation, such document shall have been certified as of a recent date by the secretary of its state of incorporation.

7.3.          Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which such party is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to Lender, certified by a Responsible Officer shall have been provided to Lender.

7.4.          Incumbency Certificate.  Lender shall have received from Borrower, an incumbency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, signed by a duly authorized officer of Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each such Person, each of the Loan Documents to which such Person is or is to become a party; (b) to make Loan requests and conversion requests; and (c) to give notices and to take other action on its behalf under the Loan Documents (the “Incumbency Certificate”).

7.5.          Closing Certificate.  Lender shall have received a certificate of a Responsible Officer dated as of the Closing Date certifying (a) that Borrower and its Subsidiaries, taken as a whole, are Solvent and will be Solvent following the consummation of the transactions contemplated herein, (b) that each of the conditions set forth in this Article 7 have been satisfied, and (c) such other matters as Lender may request, in the form attached hereto as Exhibit E (the “Closing Certificate”).

7.6.          No Litigation.  There shall be no action, suit, or proceeding pending against, or threatened against or affecting, Borrower or any of its Subsidiaries before any court or arbitrator or any Governmental Authority in which an adverse decision would reasonably be expected to have a Material Adverse Effect or which in any manner purports to affect or pertain to any of the Loan Documents, or any of the transactions contemplated hereby or thereby.

7.7.          Consents and Approvals.  Lender shall have received evidence that all material governmental and third-party approvals necessary or advisable in connection with the credit facilities contemplated hereby and the continuing operations of the Borrower shall have been obtained (or, to the extent consented to in writing by Lender, waived) and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on Borrower and its Subsidiaries taken as a whole or the credit facilities contemplated hereby.

7.8.          Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incidental thereto, shall be satisfactory in substance and in form to Lender and Lender’s counsel, and Lender and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as Lender may reasonably request.

7.9.          Certificates of Good Standing.  Lender shall have received certificates of good standing, existence or its equivalent with respect to Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of organization and each other jurisdiction in which the failure to so qualify and be in good standing could have or be reasonably expected to have a Material Adverse Effect.

7.10.        Initial Loan Request.  Lender shall have received an appropriate loan request, duly executed and completed, by the time specified in Section 2.2 in the form attached hereto as Exhibit C.

8.     CONDITIONS TO ALL BORROWINGS

The obligations of Lender to make any Loan whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

8.1.          Representations True; No Event of Default.  Each of the representations and warranties of Borrower and any of its Subsidiaries contained in this Agreement, the Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true and deemed remade as such at and as of the time of the making of such Loan with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date) and no Event of Default or Unmatured Default shall have occurred and be continuing.

8.2.          No Legal Impediment.  No change shall have occurred in any Law or regulations thereunder or interpretations thereof that would make it illegal for Lender to make such Loan.

8.3.          No Material Adverse Effect .  Since the date of the most recent audited financial statements of Borrower, there shall have been no event or condition which has had or could reasonably be expected to have a Material Adverse Effect on Borrower and its Subsidiaries taken as a whole.

9.     DEFAULT

9.1.          Events of Default.  The occurrence of any one of the following events shall constitute a default (“Event of Default”) under this Agreement:

(a)           Borrower shall fail to pay when due any principal of any Loan;

(b)           Borrower shall fail to pay any interest, Cost or any other amount (other than an amount referred to in Section 9.1(a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           Borrower shall fail to observe or perform any covenant contained in Article 5 or Article 6;

(d)           Borrower or any of its Subsidiaries defaults in the performance of or compliance with any term contained in this Agreement (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within 30 calendar days after the earlier of (i) receipt by Borrower of notice from Lender of such default or (ii) Knowledge of Borrower of such default;

(e)           any representation or warranty on the part of Borrower or any of its Subsidiaries contained in this Agreement or the Loan Documents, or any document, instrument or certificate delivered pursuant hereto or thereto shall have been incorrect in any material respect when made or deemed made;

(f)            any proceeding shall be instituted against Borrower or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Borrower or any of its Subsidiaries or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against Borrower or any of its Subsidiaries or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(g)           a petition under any section or chapter of Bankruptcy Code or any similar Law or regulation shall be filed by Borrower or any of its Subsidiaries or Borrower or any of its

Subsidiaries shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by Borrower or any of its Subsidiaries for its dissolution or liquidation and such injunction, restraint or petition is not dismissed or stayed within 60 days after the entry or filing thereof;

(h)           Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

(i)            one or more judgments or decrees shall be entered against Borrower or any of its Subsidiaries, involving, individually, or in the aggregate, a liability of USD 10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged or stayed pending appeal within 60 days from the entry thereof;

(j)            an ERISA Event shall have occurred that, in the opinion of counsel to Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) USD 5,000,000 in any year or (ii) USD 10,000,000 for all periods (in each case, exclusive of amounts covered by insurance where the applicable insurer has acknowledged liability); or

(k)           with respect to any Indebtedness (other than the Loans) in excess of USD 1,000,000 or its equivalent in any other currency any failure to make any payment (whether of principal or interest) or other event shall occur or condition shall exist, the effect of which failure, event or condition is to cause, the holder or beneficiary of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to be accelerated and become immediately due and payable.

9.2.          Acceleration and Suspension or Termination of Commitments.  Upon the occurrence and during the continuance of an Event of Default, Lender may (i) by notice to Borrower suspend or terminate the Revolving Loans Commitments, in whole or in part and/or (ii) by notice to Borrower declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same; provided that in the case of any of the Events of Default specified in any of Sections 9.1(f), 9.1(g), 9.1(h) or 9.1(i) above, without any notice to Borrower or any other act by Lender, the Revolving Loans Commitments shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same.

9.3.          Default Rate of Interest and Suspension of LIBOR Loans.  At the election of Lender, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at the Default Rate.  Furthermore, at the election of Lender during any period in which any Event of Default is continuing (x) as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Base Rate Loans and (y) the LIBOR Loan election will not be available to Borrower.

9.4.          Setoff Rights.  During the continuance of any Event of Default, Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all property at any time held or owing by Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations then due and payable.  Borrower agrees, to the fullest extent permitted by Law, that Lender may exercise its right to set off with respect to the Obligations as provided in this Section 9.4.

10.           ASSIGNABILITY.

10.1.        Assignments by Borrower.  Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Lender.

10.2.        Assignments by Lender.  Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Loan Documents.

11.   GENERAL PROVISIONS

11.1.        Modification.

(a)           Neither this Agreement nor any other Loan Document shall be amended, modified or supplemented, or any provision waived, without the written agreement of Borrower and Lender at the time of such amendment, modification, supplement or waiver, and each such amendment, modification, supplement or waiver shall be effective only in the specific instance and for the specific purpose for which given.

(b)           Lender shall have the absolute right to require full and complete performance of Borrower’s covenants and obligations and strict compliance with the provisions of this Agreement and the other Loan Documents by Borrower.  Failure by Lender to insist upon full and prompt performance of any provision of this Agreement or any other Loan Documents, or failure by Lender to take action in the event of any breach of any such provision or Event of Default, shall not constitute a waiver of any rights of Lender or any course of conduct, and Lender may at any time thereafter exercise all rights specified herein, in any other Loan Document or provided by applicable Law with respect to such breach or Event of Default.  If Lender elects to make any Advance hereunder at any time that Borrower has not satisfied all conditions precedent thereto, or if Lender fails to insist on strict performance of any covenant or condition herein, Lender shall make such election or determination, in Lender’s exclusive discretion.  Unless otherwise specifically provided herein, all consents, to be granted herein, shall be granted or withheld, or continued to be granted or withheld, in Lender’s exclusive discretion.  Lender shall have no duty to Borrower to exercise any judgment or discretion under the terms of this Agreement or any other Loan Document for the benefit of Borrower.  Borrower hereby expressly acknowledges that failure to require strict compliance by such Borrower with the provisions of this Agreement or any other Loan Document shall not constitute a waiver by Lender or establish a course of conduct, and that Lender shall not be deemed to have waived any right to insist on strict compliance with all provisions thereafter. Borrower hereby expressly waives any right to assert that it detrimentally relied upon such continued waiver or that Lender acted in bad faith in insisting upon strict compliance by such Borrower with the provisions of this Agreement or in exercising any right or remedy expressly granted to Lender hereunder.  Receipt by Lender of any instrument or document shall not constitute or be deemed to be an approval thereof.

11.2.                     Severability.  If any provision (in whole or in part) of this Agreement or any other Loan Document or the application thereof to any Person or circumstance is held invalid or unenforceable, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement and/or such Loan Document, as the case may require, and this Agreement and/or such Loan Document shall be construed and enforced to the maximum extent permitted by Law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.  Borrower and Lender further agree to seek a lawful substitute for any provision found to be unlawful.  If such modification, restriction or reformulation is not reasonably possible, the remainder of this Agreement and other the Loan Documents and the application of such provision to other Persons or circumstances will not be affected thereby and the provisions of this Agreement and any other Loan Document shall be severable in any such instance.

11.3.                     Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender, provided that this Agreement, the other Loan Documents and no interest or right hereunder or thereunder may be assigned by Borrower without prior written consent of Lender which may be withheld in Lender’s sole and exclusive discretion.

11.4.                     Controlling Provisions.  Except as otherwise provided in this Agreement and except as otherwise provided in the Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Loan Documents, Lender, exercising reasonable business judgment based on current market practice, shall have the right to elect which provision shall govern and control.

11.5.                     Termination.  Except for the obligations set forth herein and as may be expressly provided in any other Loan Document, this Agreement and all of the covenants, agreements and obligations of Borrower set forth herein and in the other Loan Documents and the liens and security interests granted Lender pursuant hereto and the Loan Documents shall automatically terminate when all accrued but unpaid Obligations (other than contingent indemnification obligations to the extent no claim has been made) hereunder have been paid in full and either (a) the term hereof has expired, or (b) the Loans have been reduced to zero and has been terminated. In addition, Lender shall promptly take, at the sole reasonable cost and expense of Borrower, such other actions, and shall execute and/or file such documents, as Borrower may reasonably request from time to time to evidence the termination of the liens granted hereunder and the payment in full of the Obligations, including, without limitation, cancellation of the Revolving Notes.

11.6.                     Liability Prior to Termination.  Except to the extent provided to the contrary in this Agreement and in the other Loan Documents, no termination or cancellation (regardless of cause or procedure) of this Agreement or the other Loan Documents shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or Lender in any way or respect relating to any transaction or event occurring prior to such termination or cancellation with respect to any of the undertakings, agreements, covenants, warranties and representations of Borrower or Lender contained in this Agreement or the other Loan Documents.

11.7.                     Waiver of Notice Omitted.  Except as otherwise specifically provided in this Agreement, Borrower waives any and all notice or demand which such Borrower might be entitled to receive with respect to this Agreement or the other Loan Documents by virtue of any applicable statute or Law, and waives presentment, demand and protest and notice of presentment, protest, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard.

11.8.                     Designated Person.  Until Lender is notified by Borrower to the contrary in writing by registered or certified mail directed to Lender’s principal place of business, the signature upon this Agreement or upon any of the other Loan Documents of any Responsible Officer or of any other Person designated in writing to Lender by any of the foregoing shall bind Borrower and be deemed to be the duly authorized act of Borrower.

11.9.                     Indemnification.  Borrower shall indemnify, defend, and hold Lender, harmless from and against any and all losses, Costs, liabilities, damages, and expenses (including other expenses incident thereto) of every kind, nature and description, that result from or arise out of (a) the breach of any representation or warranty of Borrower or any of its Subsidiaries set forth in this Agreement or in any certificate, schedule, or other instrument by Borrower or any of its Subsidiaries pursuant hereto, (b) the breach of any of the covenants of Borrower or any of its Subsidiaries contained in or arising out of this Agreement or the transactions contemplated hereby, or (c) any third party claims relating to the conduct of Borrower or any of its Subsidiaries’ business (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from Lender’s own gross negligence or willful misconduct).

11.10.              No Third Party Beneficiaries.  This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower and their respective permitted successors and assigns. Nothing contained herein or therein shall be deemed to confer upon any other Person any right to insist on or to enforce the performance or observance of any of the obligations, terms or covenants contained herein or therein.  All conditions to the obligations of Lender to make Loans are imposed solely and exclusively for the benefit of Lender and their respective successors and assigns and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms and no other Persons shall under any circumstances be deemed to be a beneficiary of such conditions.  No term in this Agreement or in the Loan Documents and no course of dealing between the parties, nor any action taken or omitted to be taken by Lender or by Borrower shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Lender to Borrower or any other Person.  All rights and remedies granted to Lender in the Loan Documents shall be in addition to and not in limitation of any rights and remedies to which it is entitled in equity, at law or by statute, and the invalidity of any right or remedy herein provided by reason of its conflict with applicable Law or statute shall not affect any other valid right or remedy afforded to Lender.  No waiver of any Event of Default or of any default in the performance of any covenant contained in this Agreement or any Loan Document shall at any time thereafter be held to be a waiver of any rights of Lender hereunder or under any Loan Document, nor shall any waiver of a prior Event of Default or default operate to waive any subsequent Event of Default or default.  All remedies provided for herein and in any Loan

Document, at law or in equity are cumulative and may, at the election of Lender, be exercised alternatively, successively, or concurrently.  No act of Lender shall be construed as an election to proceed under any one provision herein or in any other Loan Document to the exclusion of any other provision.  Borrower agrees that Lender shall not have any liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Lender shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

11.11.              Acceptance by Lender.  This Agreement and the other Loan Documents are submitted by Borrower to Lender (for Lender’s acceptance or rejection thereof) at Lender’s principal place of business as an offer by Borrower to borrow monies from Lender now and from time to time hereafter and shall not be binding upon Lender or become effective until and unless accepted by Lender, in writing, at said place of business.  If so accepted by Lender, this Agreement and the other Loan Documents shall be deemed to have been made at said place of business.

11.12.              Prior Agreements; Interpretation.  Except as otherwise provided herein, this Agreement and the other Loan Documents supersede in their entirety any other agreement or understanding between Lender and Borrower with respect to loans and advances made by Lender and all commitments of Lender in connection therewith.

11.13.              Notice.  Any and all notices given in connection with this Agreement shall be deemed adequately given only if in writing and addressed to the party for whom such notices are intended at the address set forth below.  All notices shall be sent by personal delivery, FedEx or other overnight messenger service, first class registered or certified mail, postage prepaid, return receipt requested or facsimile machine (“FAX”).  A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) the date as of which the postal or delivery service shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) if by FAX, on the next Business Day.  Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed as follows:

If to Borrower:                                                                                                            Sauer-Danfoss Inc.

2800 East 13th Street

Ames, IA 50010

Attn:  Vice President and Chief Accounting Officer

FAX:  +515-956-5364

with a copy to:                                                                                                               Sauer-Danfoss Inc.

Krokamp 35

D-24539 Neumünster

Germany

Attn: Chief Financial Officer

FAX:  +49 4321 990 415

If to Lender:                                                                                                                        Danfoss A/S

Nordborgvej 81, 6430 Nordborg

Denmark

Attn:  General Counsel

FAX:  +45 74 88 62 35

with a copy to:                                                                                                               Reed Smith LLP

599 Lexington Avenue

22nd Floor

New York, NY 10022

Attn:  Uri Doron

FAX:  (212) 521-5450

The above addresses may be changed by notice of such change, mailed as provided herein, to the last address designated.

11.14.              Section Titles, etc.  The Section titles and table of contents, if any, contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.  All references herein to Section, paragraphs, clauses and other subdivisions refer to the corresponding Sections, paragraphs, clauses and other subdivisions of this Agreement.  All Exhibits and Schedules which are referred to herein or attached hereto are hereby incorporated by reference.

11.15.              Waiver of Claims.  Borrower and its Subsidiaries hereby acknowledges, agrees and affirms that it possesses no claims, defenses, offsets, recoupment or counterclaims of any kind or nature against or with respect to the enforcement of this Agreement, the Revolving Notes or any of the other Loan Documents and any amendments thereto (collectively, the “Claims”), nor does Borrower or any Subsidiary of Borrower now have knowledge of any facts that would or might give rise to any Claims.  If facts now exist which would or could give rise to any Claim against or with respect to the enforcement of this Agreement, the Revolving Notes and/or any other Loan Documents, as amended by the amendments thereto.  Borrower and its Subsidiaries hereby unconditionally, irrevocably and unequivocally waives and fully releases any and all such Claims as if such Claims were the subject of a lawsuit, adjudicated to final judgment from which no appeal could be taken and therein dismissed with prejudice.

11.16.              Waiver by Borrower.  EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR REQUIRED BY LAW, BORROWER WAIVES PRESENTMENT, DEMAND AND PROTEST, NOTICE OF PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN

ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD.

11.17.              Governing Law.  THIS AGREEMENT HAS BEEN DELIVERED FOR ACCEPTANCE BY LENDER IN NEW YORK, NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NEW YORK.  BORROWER HEREBY (A) IRREVOCABLY SUBMITS, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT; (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT SUCH BORROWER MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT; (C) AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (D) TO THE EXTENT PERMITTED BY APPLICABLE LAW, AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST LENDER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, LENDERS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN ONE LOCATED IN NEW YORK COUNTY, NEW YORK.  NOTHING IN THIS SECTION SHALL AFFECT OR IMPAIR LENDER’S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR LENDER’S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER’S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

11.18.              Representation by Counsel.  Borrower hereby represents that it has been represented by competent counsel of its choice in the negotiation and execution of this Agreement and the other Loan Documents; that it has read and fully understood the terms hereof; such Borrower and its counsel have been afforded an opportunity to review, negotiate and modify the terms of this Agreement and the other Loan Documents and that such Borrower intends to be bound hereby.  In accordance with the foregoing, the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Agreement and the other Loan Documents.

11.19.              Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY IN CONNECTION HEREWITH.  BORROWER HEREBY EXPRESSLY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOANS.

11.20.              Counterparts, Fax, PDF.  This Agreement may be executed in counterparts, and all said counterparts when taken together shall constitute one and the same Agreement and the parties hereto are hereby authorized to collate such counterparts into one original.  For purposes of negotiating and finalizing this Agreement (including any subsequent amendments thereto), any signed document transmitted by FAX or in portable document format (“PDF”) shall be treated in all manner and respects as an original document.  The signature of any party by FAX or PDF shall be considered for these purposes as an original signature.  Any such FAX or PDF document shall be considered to have the same binding legal effect as an original document.  Upon request, an original of such FAX or PDF document shall be mailed by first class U.S. mail or personally delivered to the recipient.  At the request of either party, any FAX of PDF document subject to this Agreement shall be re-executed by both parties in an original form.  The undersigned parties hereby agree that neither shall raise the use of the FAX or PDF or the fact that any signature or document was transmitted or communicated through the use of a FAX or PDF as a defense to the formation of this Agreement.

11.21.              Amendment and Restatement.  This Agreement amends and restates the Existing Agreement in its entirety. The Indebtedness of Borrower to Lenders evidenced and secured by the Loan Documents is an existing and continuing Indebtedness and nothing contained in this Agreement shall be deemed to be a satisfaction of prior Indebtedness or a novation thereof.

11.22.              Extension of Maturity Date of Revolving Loan.  In the event Lender shall (i) default in its obligation to fund an Advance of the Revolving Loans or (ii) notify Borrower of its intent not to fund any further Advance of the Revolving Loans or (iii) fail to agree, within 30 days after receipt of the written request of Borrower (which request may be made not earlier than 10 months, and no later than 3 months, prior to the Revolving Loans Maturity Date), to extend the Revolving Loans Maturity Date to the same date as the Term Loans Maturity Date (or such earlier date as Borrower and Lender shall agree), then, notwithstanding any other provision of this Agreement, Borrower shall have the right from the date of such default, notice or failure to seek a commitment for and, subject to Lender’s right of first refusal, a refinancing of all or a portion of the Revolving Loans on an unsecured or secured basis from a bank or other financial institution; provided, that, for a period of 5 Business Days following written notice from Borrower containing the terms of any such commitment, Lender shall have a right of first refusal to provide financing on substantially similar, but no more onerous to Borrower, terms.

The remainder of this page is intentionally left blank.  Signature page follows.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

BORROWER:

SAUER-DANFOSS INC.

By:	/s/ Jesper V. Christensen
	Name:	Jesper V. Christensen
	Title:	Executive Vice President & Chief Financial Officer

LENDER:

DANFOSS A/S

By:	/s/ N. Christiansen / Per Have
	Name:	N. Christiansen / Per Have
	Title:	President & Chief Executive Officer / Chief Financial Officer

Exhibit A-1

REVOLVING NOTE (USD)

(this “Revolving Note”)

$180,000,000	September [•], 2010

New York, New York

FOR VALUE RECEIVED, Sauer-Danfoss Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Danfoss A/S, a Danish corporation (“Lender”), on or before the Revolving Loans Maturity Date (as defined in the hereinafter defined Credit Agreement), $180,000,000 to Lender under and pursuant to that certain Amended and Restated Credit Agreement dated as of September [•], 2010, executed by and between Borrower and Lender (as further amended, supplemented or modified from time to time, the “Credit Agreement”), and made available by Lender to Borrower at the maturity and in the amount or amounts stated on the records of Lender, together with interest (computed as set forth in the Credit Agreement) on the aggregate principal amount of all Revolving Loans evidenced hereby outstanding from time to time as provided in the Credit Agreement and all other accrued but unpaid fees, charges and other Costs as provided in the Credit Agreement.  Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement, which definitions are hereby incorporated by reference.

This Revolving Note is issued pursuant to, and evidences the Indebtedness incurred by Borrower under and pursuant to, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby are made and to be repaid and under which the Revolving Loans Maturity Date or any payment hereon may be accelerated.  The holder of this Revolving Note is entitled to all of the benefits provided for in the Credit Agreement. All Revolving Loans shall be repaid by Borrower on the Revolving Loans Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.

All payments of principal and interest shall be made in USD, in same day funds and shall be paid to Lender at its address as set forth in the Credit Agreement.  Each Revolving Loan evidenced hereby made by Lender, and all payments on account of the principal and interest thereof shall be recorded on the books and records of Lender and the principal balance as shown on such books and records, or any copy thereof certified by an officer of Lender, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Credit Agreement, Borrower irrevocably waives presentment, demand, notice, protest, notice of protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal, and all other demands or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Revolving Note, and assents to any extension or postponement of the time of payment or any other indulgence.

Borrower, for itself and for its successors and assigns, hereby irrevocably: (i) agrees that this Revolving Note and any or all payments coming due hereunder may be extended or renewed from time to time in the sole discretion of Lender without in any way affecting or diminishing Borrower’s liability hereunder and Borrower hereby ratifies whatever Lender may do in such regard; and (ii) waives any rights, remedies or defenses arising at law or in equity relating to guarantees and suretyships.

The terms of this Revolving Note are subject to amendment only in the manner provided in the Credit Agreement.

The Revolving Loans evidenced hereby have been made and/or issued and this Revolving Note has been delivered in New York, New York.  This Revolving Note shall be governed and construed in accordance with the Laws of the State of New York, in which state it shall be performed, and shall be binding upon Borrower, and its successors and assigns.  Wherever possible, each provision of the Credit Agreement and this Revolving Note shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of the Credit Agreement or this Revolving Note shall be prohibited by or be invalid under such Law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Revolving Note.

[Remainder of this page intentionally left blank.  Signature page follows.]

A-1-2

IN WITNESS WHEREOF, Borrower has executed this Revolving Note as of the date first set forth above.

SAUER-DANFOSS INC.

By:
Name:
Title:

(Signature Page to Revolving Note (USD))

Exhibit A-2

REVOLVING NOTE (EUR)

(this “Revolving Note”)

EUR90,000,000	September [•], 2010

New York, New York

FOR VALUE RECEIVED, Sauer-Danfoss Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Danfoss A/S, a Danish corporation (“Lender”), on or before the Revolving Loans Maturity Date (as defined in the hereinafter defined Credit Agreement), EUR90,000,000 to Lender under and pursuant to that certain Amended and Restated Credit Agreement dated as of September [•], 2010, executed by and between Borrower and Lender (as further amended, supplemented or modified from time to time, the “Credit Agreement”), and made available by Lender to Borrower at the maturity and in the amount or amounts stated on the records of Lender, together with interest (computed as set forth in the Credit Agreement) on the aggregate principal amount of all Revolving Loans evidenced hereby outstanding from time to time as provided in the Credit Agreement and all other accrued but unpaid fees, charges and other Costs as provided in the Credit Agreement.  Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement, which definitions are hereby incorporated by reference.

This Revolving Note is issued pursuant to, and evidences the Indebtedness incurred by Borrower under and pursuant to, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby are made and to be repaid and under which the Revolving Loans Maturity Date or any payment hereon may be accelerated.  The holder of this Revolving Note is entitled to all of the benefits provided for in the Credit Agreement. All Revolving Loans shall be repaid by Borrower on the Revolving Loans Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.

All payments of principal and interest shall be made in EUR, in same day funds and shall be paid to Lender at its address as set forth in the Credit Agreement.  Each Revolving Loan evidenced hereby made by Lender, and all payments on account of the principal and interest thereof shall be recorded on the books and records of Lender and the principal balance as shown on such books and records, or any copy thereof certified by an officer of Lender, shall be rebuttably presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Credit Agreement, Borrower irrevocably waives presentment, demand, notice, protest, notice of protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal, and all other demands or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Revolving Note, and assents to any extension or postponement of the time of payment or any other indulgence.

Borrower, for itself and for its successors and assigns, hereby irrevocably: (i) agrees that this Revolving Note and any or all payments coming due hereunder may be extended or renewed from time to time in the sole discretion of Lender without in any way affecting or diminishing Borrower’s liability hereunder and Borrower hereby ratifies whatever Lender may do in such regard; and (ii) waives any rights, remedies or defenses arising at law or in equity relating to guarantees and suretyships.

The terms of this Revolving Note are subject to amendment only in the manner provided in the Credit Agreement.

The Revolving Loans evidenced hereby have been made and/or issued and this Revolving Note has been delivered in New York, New York.  This Revolving Note shall be governed and construed in accordance with the Laws of the State of New York, in which state it shall be performed, and shall be binding upon Borrower, and its successors and assigns.  Wherever possible, each provision of the Credit Agreement and this Revolving Note shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of the Credit Agreement or this Revolving Note shall be prohibited by or be invalid under such Law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Revolving Note.

[Remainder of this page intentionally left blank.  Signature page follows.]

A-2-2

IN WITNESS WHEREOF, Borrower has executed this Revolving Note as of the date first set forth above.

SAUER-DANFOSS INC.

By:
Name:
Title:

(Signature Page to Revolving Note (EUR))

Exhibit B-1

TERM NOTE (USD)

(this “Term Note”)

$140,000,000	September [•], 2010
New York, New York

FOR VALUE RECEIVED, Sauer-Danfoss Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Danfoss A/S, a Danish corporation (“Lender”), on or before the Term Loans Maturity Date (as defined in the hereinafter defined Credit Agreement), $140,000,000 (the “Principal Amount”) to Lender under and pursuant to that certain Amended and Restated Credit Agreement dated as of September [•], 2010, executed by and between Borrower and Lender (as further amended, supplemented or modified from time to time, the “Credit Agreement”), at the maturity and in the amount stated on the records of Lender, together with interest (computed as set forth in the Credit Agreement) on the Principal Amount outstanding as provided in the Credit Agreement and all other accrued but unpaid fees, charges and other Costs as provided in the Credit Agreement.  Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement, which definitions are hereby incorporated by reference.

This Term Note is issued pursuant to, and evidences the Indebtedness incurred by Borrower under and pursuant to, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby is made and to be repaid and under which the Term Loans Maturity Date or any payment hereon may be accelerated.  The holder of this Term Note is entitled to all of the benefits provided for in the Credit Agreement.  The outstanding Principal Amount shall be repaid by Borrower on the Term Loans Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.  Borrower shall not have the right to re-borrow any of the Principal Amount to the extent that it has been repaid.

All payments of principal and interest shall be made in USD, in same day funds and shall be paid to Lender at its address as set forth in the Credit Agreement.  The Term Loan evidenced hereby made by Lender, and all payments on account of the Principal Amount and interest thereof shall be recorded on the books and records of Lender and the Principal Amount balance as shown on such books and records, or any copy thereof certified by an officer of Lender, shall be rebuttably presumptive evidence of the Principal Amount owing hereunder.

Except for such notices as may be required under the terms of the Credit Agreement, Borrower irrevocably waives presentment, demand, notice, protest, notice of protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal, and all other demands or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Term Note, and assents to any extension or postponement of the time of payment or any other indulgence.

Borrower, for itself and for its successors and assigns, hereby irrevocably: (i) agrees that this Term Note and any or all payments coming due hereunder may be extended or renewed from time to time in the sole discretion of Lender without in any way affecting or diminishing Borrower’s liability hereunder and Borrower hereby ratifies whatever Lender may do in such regard; and (ii) waives any rights, remedies or defenses arising at law or in equity relating to guarantees and suretyships.

The terms of this Term Note are subject to amendment only in the manner provided in the Credit Agreement.

The Term Loan evidenced hereby has been made and/or issued and this Term Note has been delivered in New York, New York.  This Term Note shall be governed and construed in accordance with the Laws of the State of New York, in which state it shall be performed, and shall be binding upon Borrower, and its successors and assigns.  Wherever possible, each provision of the Credit Agreement and this Term Note shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of the Credit Agreement or this Term Note shall be prohibited by or be invalid under such Law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Term Note.

[Remainder of this page intentionally left blank.  Signature page follows.]

B-1-2

IN WITNESS WHEREOF, Borrower has executed this Term Note as of the date first set forth above.

SAUER-DANFOSS INC.

By:
Name:
Title:

(Signature Page to Term Note (USD))

Exhibit B-2

TERM NOTE (EUR)

(this “Term Note”)

EUR45,000,000	September [•], 2010
New York, New York

FOR VALUE RECEIVED, Sauer-Danfoss Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Danfoss A/S, a Danish corporation (“Lender”), on or before the Term Loans Maturity Date (as defined in the hereinafter defined Credit Agreement), EUR45,000,000 (the “Principal Amount”) to Lender under and pursuant to that certain Amended and Restated Credit Agreement dated as of September [•], 2010, executed by and between Borrower and Lender (as further amended, supplemented or modified from time to time, the “Credit Agreement”), at the maturity and in the amount stated on the records of Lender, together with interest (computed as set forth in the Credit Agreement) on the Principal Amount outstanding as provided in the Credit Agreement and all other accrued but unpaid fees, charges and other Costs as provided in the Credit Agreement.  Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement, which definitions are hereby incorporated by reference.

This Term Note is issued pursuant to, and evidences the Indebtedness incurred by Borrower under and pursuant to, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby is made and to be repaid and under which the Term Loans Maturity Date or any payment hereon may be accelerated.  The holder of this Term Note is entitled to all of the benefits provided for in the Credit Agreement.  The outstanding Principal Amount shall be repaid by Borrower on the Term Loans Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.  Borrower shall not have the right to re-borrow any of the Principal Amount to the extent that it has been repaid.

All payments of principal and interest shall be made in EUR, in same day funds and shall be paid to Lender at its address as set forth in the Credit Agreement.  The Term Loan evidenced hereby made by Lender, and all payments on account of the Principal Amount and interest thereof shall be recorded on the books and records of Lender and the Principal Amount balance as shown on such books and records, or any copy thereof certified by an officer of Lender, shall be rebuttably presumptive evidence of the Principal Amount owing hereunder.

Except for such notices as may be required under the terms of the Credit Agreement, Borrower irrevocably waives presentment, demand, notice, protest, notice of protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal, and all other demands or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Term Note, and assents to any extension or postponement of the time of payment or any other indulgence.

Borrower, for itself and for its successors and assigns, hereby irrevocably: (i) agrees that this Term Note and any or all payments coming due hereunder may be extended or renewed from time to time in the sole discretion of Lender without in any way affecting or diminishing Borrower’s liability hereunder and Borrower hereby ratifies whatever Lender may do in such regard; and (ii) waives any rights, remedies or defenses arising at law or in equity relating to guarantees and suretyships.

The terms of this Term Note are subject to amendment only in the manner provided in the Credit Agreement.

The Term Loan evidenced hereby has been made and/or issued and this Term Note has been delivered in New York, New York.  This Term Note shall be governed and construed in accordance with the Laws of the State of New York, in which state it shall be performed, and shall be binding upon Borrower, and its successors and assigns.  Wherever possible, each provision of the Credit Agreement and this Term Note shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of the Credit Agreement or this Term Note shall be prohibited by or be invalid under such Law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Term Note.

[Remainder of this page intentionally left blank.  Signature page follows.]

B-2-2

IN WITNESS WHEREOF, Borrower has executed this Term Note as of the date first set forth above.

SAUER-DANFOSS INC.

By:
Name:
Title:

(Signature Page to Term Note (EUR))

Exhibit C

REVOLVING LOAN REQUEST

Reference is made to that certain Amended and Restated Credit Agreement, dated as of September [•], 2010 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between Sauer-Danfoss Inc., a Delaware corporation (“Borrower”) and Danfoss A/S, a Danish corporation (“Lender”).  All capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to Section 2.2(a) of the Credit Agreement, Borrower desires that Lender make the following Revolving Loan(s) to Borrower, in the following currency(ies), in accordance with the applicable terms and conditions of the Credit Agreement on                                            (“Borrowing Date”):

USD[ , , ]	Revolving Loan
EUR[ , , ]	Revolving Loan

(a)                                 Applicable Rate for USD denominated Revolving Loan:

☐                                    Base Rate plus 3.9% per annum

☐                                    LIBOR Rate plus 3.9% per annum

(b)                                 Interest Period for USD denominated Revolving Loan (for LIBOR Rate Advances only):          months (insert 1, 3 or 6 months).

(c)                                  Applicable Rate for EUR denominated Revolving Loan:

☐                                    Base Rate plus 3.9% per annum

☐                                    LIBOR Rate plus 3.9% per annum

(d)                                 Interest Period for EUR denominated Revolving Loan (for LIBOR Rate Advances only):          months (insert 1, 3 or 6 months).

The proceeds of this (these) Revolving Loan(s) shall be credited to our account, account number(s)                                           .

Borrower hereby certifies to Lender that:

(i)                                     after making the Revolving Loan(s) requested on the Borrowing Date, the amount of the Revolving Loans outstanding shall not exceed the applicable Revolving Loans Commitment then in effect;

(ii)                                  as of the Borrowing Date, each of the representations and warranties contained in the Credit Agreement, the Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement are true as of the date as of which they were made and shall be true and deemed remade as such at and as of the time of the making of the Revolving Loan(s) requested hereby, except to the extent such representations and warranties relate expressly to an earlier date, in which case such representations and warranties are true, correct and complete on and as of such earlier date;

(iii)                               as of the Borrowing Date, no Event of Default or Unmatured Default shall have occurred and is continuing

(iv)                              as of                             ,(1) (i) cash and Cash Equivalents of Borrower and its Subsidiaries in the aggregate equal: USD                                ; and (ii) Restricted Cash equals USD                                ; and

(v)                                 as of the Borrowing Date, to Borrower’s Knowledge, no change has occurred in any Law or regulations thereunder or interpretations thereof that would make it illegal for Lender to make the Revolving Loan(s) requested hereby.

[Signature page to follow]

(1)  Must be as of a date and time as close to the Requisite Time as is reasonably practicable, but in no event as of a date and time that is more than 45 days prior to the Requisite Time.

C-2

DATE:                                     , 20      .

BORROWER:

SAUER-DANFOSS INC.

By
Name:
Title:

(Signature Page to Revolving Loan Request)

Exhibit D

INCUMBENCY CERTIFICATE

                                                I,                                   , the undersigned                              of Sauer-Danfoss Inc., a Delaware corporation (the “Corporation”), do hereby certify that:

1.                                      I am the duly elected, qualified and acting                 of the Corporation, and, as such                              I have access to and custody of the books and records of the Corporation and am familiar with the matters therein contained and herein certified; and

2.                                      the following is a full, true and complete list of the names of the individuals who, as officers of the Corporation, executed and delivered the Amended and Restated Credit Agreement, dated as of the date hereof, between the Corporation and Danfoss A/S (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and each other document, certificate and instrument being delivered on behalf of the Corporation on or after the date hereof pursuant to or as contemplated by the Credit Agreement, including loan and conversion requests, notices and other actions on the Corporation’s behalf, were duly elected, qualified and acting as such officers holding their respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures:

Name	Office	Signature

IN WITNESS WHEREOF, I have signed this certificate this              day of September, 2010.

Name:
Title:

Exhibit E

CLOSING CERTIFICATE

This Closing Certificate, dated as of September         , 2010 (this “Certificate”), is given by Sauer-Danfoss Inc. (“Borrower”) pursuant to, and in accordance with that certain Amended and Restated Credit Agreement, dated as of September [•], 2010, between Borrower and Danfoss A/S (“Lender”) (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I,                       , hereby certify as follows:

1.                                      I am the duly elected, qualified and acting                      of Borrower and I have been responsible for acting on behalf of Borrower in connection with the negotiation and consummation of the Credit Agreement.  I am familiar with the properties, assets, business, liabilities and financial and other matters of Borrower and have made such investigations and inquiries as to the financial condition of Borrower as are necessary and prudent for the purposes of providing this Certificate.

2.                                      Both before and after giving effect to the transactions contemplated by the Loan Documents, Borrower and its Subsidiaries, taken as a whole, are Solvent.

3.                                      Neither Borrower nor any Subsidiary is contemplating filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code (or other debtor relief law), nor, to the knowledge of Borrower, is there any threatened bankruptcy or insolvency proceedings against Borrower or any Subsidiary.

4.                                      No event has occurred or circumstance arisen which would reasonably be expected to result in an Unmatured Default or Event of Default.

5.                                      Each of the conditions set forth in Article 7 of the Credit Agreement has been satisfied in all respects.

6.                                      Borrower acknowledges that Lender is relying on the truth and accuracy of this Certificate in connection with the making of Loans and other financial accommodations from time to time under the Credit Agreement and the other Loan Documents.

[Signature page to follow]

Executed and delivered on September         , 2010.

BORROWER:

SAUER-DANFOSS INC.

By
Name:
Title:

(Signature Page to Closing Certificate )